Exhibit 10.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and between

STEVEN MADDEN, LTD.

and

The Sole Shareholder

of

BIG BUDDHA, INC.

Dated as of February 10, 2010

i

5.2	Authorization	36
5.3	No Conflicts; Consents	36
5.4	Litigation	36
5.5	Brokers and Finders	36
5.6	Investment Intent	36

ARTICLE VI	Covenants of Seller	36
6.1	Ordinary Course	37
6.2	Conduct of Business	37
6.3	Certain Filings	39
6.4	Consents and Approvals	40
6.5	Efforts to Satisfy Conditions	40
6.6	Further Assurances	40
6.7	Notification of Certain Matters	40
6.8	Closing Date Debt	40
6.9	Brokers and Finders	40

ARTICLE VII	Covenants of Madden	40
7.1	Certain Filings	41
7.2	Efforts to Satisfy Conditions	41
7.3	Further Assurances	41
7.4	Notification of Certain Matters	41

ARTICLE VII	Certain Other Agreements	41
8.1	Certain Tax Matters	41
8.2	Employee Matters	45

ARTICLE IX	Conditions Precedent to Obligations of Madden	46
9.1	Representations and Warranties	46
9.2	Compliance with Covenants	46
9.3	Lack of Adverse Change	46
9.4	Update Certificate	46
9.5	Balance Sheet	47
9.6	Regulatory Approvals	47
9.7	Consents of Third Parties	47
9.8	FIRPTA Affidavit	47
9.9	No Violation of Orders	47
9.10	Employment Agreement	47
9.11	Transaction Documents	47
9.12	Other Closing Matters	47

ARTICLE X	Conditions Precedent to Obligations of Seller	48
10.1	Representations and Warranties	48
10.2	Compliance with Covenants	48
10.3	Update Certificate	48
10.4	Regulatory Approvals	48
10.5	No Violation of Orders	48
10.6	Transaction Documents	48
10.7	Other Closing Matters	48

ii

ARTICLE XI	[Intentionally omitted]	49

ARTICLE XII	Indemnification	49
12.1	Survival of Representations, Warranties and Covenants	49
12.2	Indemnification by Seller.	49
12.3	Indemnification by Madden.	50
12.4	Additional Seller Indemnification.	51
12.5	Assumption of Defense	52
12.6	Non-Assumption of Defense	52
12.7	Indemnified Party’s Cooperation as to Proceedings	53
12.8	Calculation of Losses	53
12.9	Payments Treated as Purchase Price Adjustment	53
12.10	Limitation on Indemnification	53

ARTICLE XIII	Miscellaneous	53
13.1	Expenses	53
13.2	Entirety of Agreement	53
13.3	Notices	54
13.4	Amendment	54
13.5	Waiver	54
13.6	Counterparts; Facsimile	54
13.7	Assignment; Binding Nature; No Beneficiaries	54
13.8	Headings	55
13.9	Governing Law; Jurisdiction	55
13.10	Construction	55
13.11	Negotiated Agreement	55
13.12	Public Announcements	55
13.13	Remedies Cumulative	55
13.14	Severability	55
14.15	WAIVER OF JURY TRIAL	56
13.16	Right of Set-Off.	56
13.17	Arbitration	57

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of February 10, 2010, is entered into by and between Steven Madden, Ltd., a Delaware corporation (“Madden”), on the one hand, and Jeremy Bassan (“Seller”), on the other hand.

RECITALS

WHEREAS, Seller owns all of the issued and outstanding shares of capital stock of Big Buddha, Inc., a California corporation (the “Company”); and

WHEREAS, Madden desires to acquire all of the issued and outstanding shares of capital stock of the Company, and Seller desires to sell the same, on the terms and conditions contained herein and in the Earn-Out Agreement (as defined below).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

Certain Definitions

“338(h)(10) Election” has the meaning set forth in Section 8.1(b)(i).

“338(h)(10) Grossed-Up Payment” has the meaning set forth in Section 8.1(b)(iii).

“AAA” means the American Arbitration Association.

“Additional Working Capital Consideration” has the meaning set forth in Section 2.3(b)(i).

“Adjustment Payment Date” means a date which is within three (3) Business Days after the Final Closing Date Balance Sheet is final, binding and conclusive.

“Affiliate Loans” means loans made to Affiliated Persons by the Company.

“Affiliated Person” means Seller, any Immediate Family Member of Seller, or any other Person (other than the Company) that, directly or indirectly, alone or together with others, controls, is controlled by or is under common control with the Company, Seller or any Immediate Family Member of Seller.

“Agreement” has the meaning set forth in the preamble.

“Balance Sheet” means the unaudited balance sheet of the Company as of December 31, 2009.

“Business Day” means any day that is not a Saturday or Sunday or a legal holiday on which banks are authorized or required by law to be closed in New York, New York.

“Cash-On-Hand” means all cash or cash equivalents held by the Company.

“Cash Purchase Price” has the meaning set forth in Section 2.2(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Date Balance Sheet” means the balance sheet of the Company as of the close of business on the Closing Date.

“Closing Date Net Working Capital” has the meaning set forth in Section 2.3(a)(i).

“Closing Payment” has the meaning set forth in Section 2.2(a).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company IP Rights” has the meaning set forth in Section 4.8(a).

“Company Liens” has the meaning set forth in Section 2.1.

“Company Products” means all products sold, designed, marketed, licensed and/or distributed (whether at wholesale or retail) by the Company.

“Company Shares” has the meaning set forth in Section 2.1.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated June 6, 2009, between the Company and Madden.

“Contracts” has the meaning set forth in Section 4.9(a).

“Customs Resolution” has the meaning set forth in Section 2.4(c).

“Customs Resolution Date” has the meaning set forth in Section 2.4(c).

“Debt” means the aggregate amounts of long term and short term debt of the Company, including, without limitation, any amounts outstanding or owing under capital leases, notes payable to financial institutions, lines of credit, notes or dividends payable, other than dividends set forth on Schedule 6.2(iv) of the Disclosure Schedule, amounts due to Seller, any other notes payable, and any prepayment penalties or expenses associated with the foregoing.

“Delivery Date” has the meaning set forth in Section 2.3(a)(ii).

“Disclosure Schedule” means the disclosure schedules of Seller accompanying this Agreement.

“Dispute” has the meaning set forth in Section 13.17.

“Dispute Notice” has the meaning set forth in Section 2.3(a)(ii).

“Disputing Party” has the meaning set forth in Section 13.17.

“Earn-Out Agreement” means the Earn-out Agreement among the Company, Seller and Madden, which has been executed and delivered prior to or simultaneously with the execution and delivery of this Agreement and which shall become effective as of the Closing, attached hereto as Exhibit A.

“Earn-Out Payment” has the meaning set forth in Section 2.2(a).

“Employee Benefit Plan” has the meaning set forth in Section 4.15(a).

“Employment Agreement” means the employment agreement between Madden and Seller, which has been executed and delivered prior to or simultaneously with the execution and delivery of this Agreement and which shall become effective as of the Closing, attached hereto as Exhibit B.

“Encumbrance” means any lien, pledge, mortgage, security interest, charge, restriction, adverse claim or other encumbrance of any kind or nature whatsoever.

“Environment” means soil, surface water, ground water, land, stream sediments, surface or subsurface strata, ambient air and any environmental medium.

“Environmental Claim” means any allegation, notice of violation, action, claim, Encumbrance, demand, order or direction (conditional or otherwise) by any Governmental Body or any Person for personal injury (including sickness, disease or death), property damage, damage to the Environment, nuisance, pollution, contamination or other adverse effects on the Environment, or for fines, penalties or restrictions resulting from or based upon (i) the existence, or the continuation of the existence, of a Release of any Hazardous Material or other substance, material, pollutant, contaminant, odor, audible noise, or other Release in, into or onto the Environment; (ii) the transportation, storage, treatment or disposal of Hazardous Materials; or (iii) the violation, or alleged violation, of any Environmental Laws, or Licenses of or from any Governmental Body relating to environmental matters.

“Environmental Law” means any Law that governs protection or improvement of human health or the Environment.

“ERISA” has the meaning set forth in Section 4.15(a).

“ERISA Affiliate” has the meaning set forth in Section 4.15(a).

“Final Allocation” has the meaning set forth in Section 8.1(b)(ii).

“Final Closing Date Balance Sheet” has the meaning set forth in Section 2.3(a)(iii).

“Final Prepaid Inventory Schedule” has the meaning set forth in Section 2.2(c).

“Financial Statements” means the unaudited balance sheets and statements of earnings, shareholders’ equity and cash flows of the Company as of, and for each of the fiscal years ended, December 31, 2009, 2008 and 2007, respectively.

“GAAP” means U.S. generally accepted accounting principles, as in effect on the date of this Agreement, consistently applied.

“Governmental Body” means any governmental or regulatory body, agency, authority, commission, department, bureau, court, tribunal, arbitrator or arbitral body (public or private), or political subdivision, in any jurisdiction.

“Hazardous Materials” means without regard to amount or concentration (a) any element, compound, gas or chemical that is defined, listed, classified or regulated as hazardous or toxic under any Environmental Law, including, without limitation, any material or substance that is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “subject waste,” “contaminant,” “toxic waste,” “toxic substance” or similar term under any provision of any Environmental Law; (b) petroleum, petroleum-based or petroleum-derived products; and (c) any substance containing polychlorinated biphenyls, asbestos, lead, urea formaldehyde or radon gas.

“Hired Employees” has the meaning set forth in Section 8.2.

“Holdback Amount” has the meaning set forth in Section 2.2(a).

“Immediate Family Member”, with respect to any Person who is an individual, means each of such Person’s spouse, children (whether by blood or adoption), parents and siblings.

“Indemnification Obligations” means the respective indemnification obligations of Seller or Madden under Article XII.

“Independent Accounting Firm” means an independent accounting firm mutually acceptable to Madden and Seller (which accounting firm has not, within the prior twenty-four (24) months, provided services to Madden, Seller or the Company, or any affiliate of any of them).  If Madden and Seller are unable to agree upon an independent accounting firm within thirty (30) days after Seller’s delivery of a Dispute Notice to Madden, an independent accounting firm selected by Madden (which accounting firm has not, within the prior twenty-four (24) months, provided services to Madden or the Company, or any affiliate of either of them) and an independent accounting firm selected by Seller (which accounting firm has not, within the prior twenty-four (24) months, provided services to Seller or the Company, or any affiliate of either of them) shall select an independent accounting firm (which accounting firm has not, within the prior twenty-four (24) months, provided services to Madden, Seller or the Company, or any affiliate of any of them) and such independent accounting firm shall be the Independent Accounting Firm.

“Initial Prepaid Inventory Schedule” has the meaning set forth in Section 2.2(c).

“Intellectual Property Rights” means all intellectual property rights, including  trademarks, service marks, internet domain names, slogans, logos, trade names, and the goodwill associated therewith, patents, copyrights, in both published and unpublished works, and all registrations and applications for any of the foregoing, rights of publicity/privacy, franchises, licenses, proprietary know-how, proprietary trade secrets, proprietary customer lists, proprietary vendor lists, proprietary information, proprietary processes, proprietary formulae, proprietary computer programs and applications, proprietary layouts, proprietary specifications, proprietary designs, proprietary patterns, proprietary inventions, proprietary development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda and records wherever created throughout the world.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means, (i) with respect to Seller and the Company, the knowledge, after reasonable inquiry and at any time, of Seller; and (ii) in the case of Madden, Edward Rosenfeld and Awadhesh Sinha.

“Law” means any law (including common law), statute, code, ordinance, rule, regulation, permit, order, decree or other legal requirement in any jurisdiction.

“Licenses” has the meaning set forth in Section 4.13(b).

“Loss”, in respect of any matter, means any loss, liability, cost, expense, judgment, settlement or damage arising as a result of such matter, including reasonable attorneys’, consultants’ and other advisors’ fees and expenses, reasonable costs of investigating or defending any claim, action, suit or proceeding or of avoiding the same or the imposition of any judgment or settlement and reasonable costs of enforcing any Indemnification Obligations.

“Madden” has the meaning set forth in the preamble.

“Madden Indemnified Parties” has the meaning set forth in Section 12.2(a).

“Material Adverse Effect” means any material adverse effect on the business, operations, assets, condition (financial or otherwise), liabilities, or results of operations of the Company taken as a whole, other than, in each case, such effects as may result from changes in (i) general industry conditions, but only to the extent that the change or effect thereof on the Company is not disproportionately more adverse than the change or effect thereof on comparable companies or businesses in the industry in which the Company competes, (ii) general economic conditions (including prevailing interest rates and financial market conditions), but only to the extent that the change or effect thereof on the Company is not disproportionately more adverse than the change or effect thereof on comparable companies or business in the industry in which the Company competes, (iii) applicable Laws, (iv) applicable accounting principles, (v) acts of war or terrorism, or (vi) the public announcement of this Agreement.

“Net Working Capital” means (x) the current assets of the Company (including, without limitation or duplication, Cash-On-Hand, inventory (including Prepaid Inventory), accounts receivable and prepaid expenses), less customary reserves such as allowance for uncollectible accounts and slow-moving or obsolete inventory, minus (y) the current liabilities of the Company (including, without limitation or duplication, Debt, accounts payable, accrued employee expenses, taxes payable other than any Taxes attributable in whole or in part to a 338(h)(10) Election or analogous elections, and the Remaining Cash), in each case, if not otherwise defined herein, as such terms have the meanings assigned to them by GAAP.

“Net Working Capital Target” has the meaning set forth in Section 2.3(b)(i).

“Notice of Set-Off Dispute” has the meaning set forth in Section 13.16(b).

“Organizational Documents” has the meaning set forth in Section 4.1.

“Permitted Encumbrances” has the meaning set forth in Section 4.7(c).

“Person” means an individual, partnership, venture, unincorporated association, organization, syndicate, corporation, limited liability company, or other entity, trust, trustee, executor, administrator or other legal or personal representative or any government or any agency or political subdivision thereof.

“Post-Closing Working Capital Adjustment” has the meaning set forth in Section 2.3(b).

“Pre-Closing Period” means all taxable periods ending on or before the Closing Date and the portion ending on or before the Closing Date of any taxable period that includes (but does not begin or end on) the Closing Date.

“Prepaid Inventory” has the meaning set forth in Section 2.2(c).

“Prepaid Inventory Expenses” has the meaning set forth in Section 2.2(c).

“Prime Rate” shall mean the rate of interest of The JPMorgan Chase Bank (or its successor and assign) announces from time to time as its prime lending rate as then in effect, or if no such rate is announced by The JPMorgan Chase Bank (or its successor or assign), the prime lending rate announced by a New York City money center bank selected by Madden and reasonably acceptable to Seller.

“Prior Disclosure” has the meaning set forth in Section 2.4(c).

“Purchase Price Accounts” has the meaning set forth in Section 2.2(b).

“Real Property” has the meaning set forth in Section 4.7(a).

“Real Property Documents” has the meaning set forth in Section 4.7(a).

“Real Property Interests” has the meaning set forth in Section 4.7(a).

“Release” means any releasing, spilling, leaching, pumping, leaking, pouring, emitting, emptying, discharging, depositing, injecting, escaping, dumping, migrating or disposing, whether intentional or otherwise, of any Hazardous Material into the Environment.

“Relocation Payment” has the meaning set forth in Section 8.2.

“Remaining Cash” means cash in an amount equal to two hundred and twelve thousand five hundred and forty-six dollars ($212,546), which shall be left in the Company following the Closing to fund the payment of certain bonuses and severance amounts, as set forth on a schedule previously provided by Seller to Madden.

“Returns” means returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other Governmental Body, domestic or foreign, including consolidated, combined and unitary tax returns, and returns required in connection with any Employee Benefit Plan.

“Revised Closing Date Balance Sheet” has the meaning set forth in Section 2.3(a)(ii).

“Rules” has the meaning set forth in Section 13.17.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnified Parties” has the meaning set forth in Section 12.3(a).

“Services Agreement” means the Services Agreement among Seller, the Company and Madden, which has been executed and delivered prior to or simultaneously with the execution and delivery of this Agreement and which shall become effective as of the Closing, attached hereto as Exhibit C.

“Set-Off Notice” has the meaning set forth in Section 13.16(b).

“Set-Off Review Period” has the meaning set forth in Section 13.16(b).

“Straddle Period” has the meaning set forth in Section 8.1(a)(ii).

“Tax” or “Taxes” means taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind payable to any Governmental Body in any jurisdiction, including (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, estimated, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto.

“Total Prepaid Inventory Amount” has the meaning set forth in Section 2.2(c).

“Transaction Documents” means this Agreement, the Employment Agreement, the Earn-Out Agreement and the Services Agreement.

“U.S.” means the United States of America.

“U.S. Customs” has the meaning set forth in Section 2.4(c).

“Working Capital Refund” has the meaning set forth in Section 2.3(b)(ii).

“Working Capital Settlement” has the meaning set forth in Section 2.4(a).

ARTICLE II

Purchase and Sale

2.1   Purchase and Sale of Company Shares.  Subject to and upon the terms and conditions hereinafter set forth, at the Closing, and in reliance upon the representations and warranties contained in this Agreement or made pursuant hereto, Seller hereby agrees to sell, assign, transfer and deliver to Madden, and Madden hereby agrees to purchase from Seller, all of the issued and outstanding shares of capital stock of the Company as set forth in Section 2.1 of the Disclosure Schedule (collectively the “Company Shares”), free and clear of all Encumbrances, other than restrictions on transfer under the Securities Act or other applicable securities laws or the Organizational Documents (collectively, the “Company Liens”).

2.2   Cash Purchase Price.

(a)   In consideration of the aforesaid sale, assignment, transfer and delivery of the Company Shares, Madden shall, (i) at the Closing, pay or cause to be paid to Seller an amount (the “Closing Payment”), in cash, equal to (A) eleven million dollars ($11,000,000), plus (B) the Total Prepaid Inventory Amount, calculated in accordance with Section 2.2(c) below (clauses (A) and (B) collectively, the “Cash Purchase Price”), less (C) one million dollars ($1,000,000) (the “Holdback Amount”), and (ii) at such times as are set forth in the Earn-Out Agreement, pay to Seller all amounts (collectively, the “Earn-Out Payment”) required to be paid pursuant to the terms of the Earn-Out Agreement.  The Cash Purchase Price may be adjusted after payment of the Closing Payment as provided for in Section 2.3.  The Holdback Amount (which shall be deposited by Madden in a segregated interest-bearing money market account at a national banking institution) shall, subject to the provisions hereof, be available as a nonexclusive means (i) to fulfill Seller’s obligations pursuant to Section 2.3 and (ii) to fulfill Seller’s obligations pursuant to Section 12.4(b) or to reach a Customs Resolution (as defined below), and shall be released to Seller pursuant to Section 2.4.

(b)   All payments of cash pursuant to Section 2.2(a) shall be made in immediately available funds by wire transfer to an account or accounts (the “Purchase Price Accounts”) specified by Seller at least two (2) Business Days prior to the date such payments are to be made.

(c)   No later than two (2) Business Days prior to the Closing Date, Seller shall deliver to Madden a schedule reasonably acceptable to Madden (the “Initial Prepaid Inventory Schedule”) setting forth in reasonable detail all amounts (the “Prepaid Inventory Expenses”) expected to have been actually paid by Seller as of the Closing Date in respect of (i) all prepaid deposits for inventory and (ii) all inventory shipped from the FOB shipping point within ten (10) days prior to the Closing Date (clauses (i) and (ii) collectively, “Prepaid Inventory”).  No later than 9:00 a.m., prevailing local time, on the Closing Date, Seller shall deliver to Madden a schedule reasonably acceptable to Madden (the “Final Prepaid Inventory Schedule”) setting forth (A) any updates to the Initial Prepaid Inventory Schedule necessary to make such schedule true and correct as of the Closing Date and (B) the total amount actually paid by Seller as of the Closing Date in respect of the Prepaid Inventory Expenses (the “Total Prepaid Inventory Amount”).

2.3   Post-Closing Adjustment.

(a)   Closing Date Balance Sheet.

(i)   Preparation of Closing Date Balance Sheet.  As promptly as practicable, but in any event within seventy-five (75) days after the Closing Date, Madden shall prepare and deliver to Seller (A) the Closing Date Balance Sheet, which shall be prepared as of the Closing Date in accordance with GAAP applied on a basis consistent with the preparation of the balance sheet of the Company as of the Closing Date which was delivered by Seller to Madden on the date hereof, except to the extent that such balance sheet was not prepared in accordance with GAAP, and (B) a calculation of Net Working Capital as of the close of business on the Closing Date based upon the Closing Date Balance Sheet (the “Closing Date Net Working Capital”), which shall explain in reasonable detail such calculation of Closing Date Net Working Capital.

(ii)   Closing Date Balance Sheet Disputes.  Seller may dispute the amount of the Closing Date Net Working Capital reflected on the Closing Date Balance Sheet by sending written notice (a “Dispute Notice”) to Madden within thirty (30) days after Madden’s delivery of the Closing Date Balance Sheet and Closing Date Net Working Capital calculation to Seller (such delivery date, the “Delivery Date”).  The Dispute Notice shall identify, in reasonable detail, each disputed item on the Closing Date Balance Sheet, specifying the amount of such dispute and setting forth the basis for such dispute.  In the event of such a dispute, Madden and Seller shall attempt in good faith to reconcile the items identified in the Dispute Notice and any related items that may arise during the process described in this Section 2.3(a) (including providing information that is reasonably requested to the other party), and any resolution by them as to any disputed items shall be final, binding and conclusive on the parties and shall be evidenced by a writing signed by Madden and Seller, including a revised Closing Date Balance Sheet (together with a revised calculation of the Closing Date Net Working

Capital based upon such revised Closing Date Balance Sheet, the “Revised Closing Date Balance Sheet”) reflecting such resolution.  If Madden and Seller are unable to reach such resolution within twenty (20) days after Seller’s delivery of the Dispute Notice to Madden, then Madden and Seller shall promptly submit any remaining disputed items to an Independent Accounting Firm for final binding resolution.  If any remaining disputed items are submitted to an Independent Accounting Firm for resolution (A) each party will furnish to the Independent Accounting Firm such workpapers and other documents and information relating to the remaining disputed items as the Independent Accounting Firm may reasonably request and are available to such party, and each party will be afforded the opportunity to present to the Independent Accounting Firm any material relating to the disputed items and to discuss the resolution of the disputed items with the Independent Accounting Firm; (B) each party will use its good faith commercially reasonable efforts to cooperate with the resolution process so that the disputed items can be resolved within forty-five (45) days after submission of the disputed items to the Independent Accounting Firm; (C) the determination by the Independent Accounting Firm, as set forth in a written notice to Madden and Seller (which written notice shall include a Revised Closing Date Balance Sheet), shall, subject to the provisions of Section 2.3(a)(iii), be final, binding and conclusive on the parties absent manifest error; and (D) the fees and disbursements of the Independent Accounting Firm shall be allocated by the Independent Accounting Firm between Madden and Seller in the same proportion that the aggregate dollar amount of the disputed items submitted to the Independent Accounting Firm that are unsuccessfully disputed by Seller (as finally determined by the Independent Accounting Firm) bears to the total amount of all disputed items submitted to the Independent Accounting Firm.  By way of illustration, if Seller disputes $500,000 of items, and the Independent Accounting Firm determines that Seller’s position is correct as to $400,000 of the disputed items, then Madden would bear 80 percent and Seller would bear 20 percent of such fees and disbursements.

(iii)   Final Closing Date Balance Sheet.  The Closing Date Balance Sheet, or, if one has been adopted pursuant to Section 2.3(a)(ii), the Revised Closing Date Balance Sheet, shall be deemed to be final, binding and conclusive on Madden and Seller (the “Final Closing Date Balance Sheet”) upon the earliest of (A) the failure of Seller to deliver to Madden the Dispute Notice within thirty (30) days after the Delivery Date; (B) the resolution by Madden and Seller of all disputes, as evidenced by the Revised Closing Date Balance Sheet; and (C) the resolution by the Independent Accounting Firm of all disputes, as evidenced by the Revised Closing Date Balance Sheet.  Any adjustment to the Cash Purchase Price based on the Final Closing Date Balance Sheet shall be made in accordance with Section 2.3(b).

(b)   Post-Closing Working Capital Adjustment.  Upon the Final Closing Date Balance Sheet being deemed final, binding and conclusive pursuant to Section 2.3(a)(iii), an adjustment to the Cash Purchase Price shall be made as follows (the “Post-Closing Working Capital Adjustment”):

(i)   In the event that the Closing Date Net Working Capital reflected on the Final Closing Date Balance Sheet exceeds two million one hundred fifty-seven thousand seven hundred forty-six dollars and fifty-two cents ($2,157,746.52) (the “Net

Working Capital Target”), then Madden shall be obligated to pay Seller on the Adjustment Payment Date the Additional Working Capital Consideration (as defined below) in immediately available funds, at Seller’s option, by certified or official bank check or by wire transfer to an account specified, in writing, by Seller.  The “Additional Working Capital Consideration” means the amount by which the Closing Date Net Working Capital reflected on the Final Closing Date Balance Sheet exceeds the Net Working Capital Target.

(ii)   In the event that the Closing Date Net Working Capital reflected on the Final Closing Date Balance Sheet is less than the Net Working Capital Target, then Seller shall be obligated to pay Madden on the Adjustment Payment Date the Working Capital Refund (as defined below) in immediately available funds, at Madden’s option, by certified or official bank check or by wire transfer to an account specified, in writing, by Madden; provided, however, that any payments owed by Seller to Madden pursuant to this Section 2.3(b)(ii) shall first be satisfied by a deduction from the Holdback Amount.  The “Working Capital Refund” means the amount by which the Closing Date Net Working Capital on the Final Closing Date Balance Sheet is less than the Net Working Capital Target.

2.4   Release of Holdback Amount.  The Holdback Amount (together with any interest or other income earned thereon) shall be released to Seller as follows:

(a)   If the Customs Resolution Date (as hereinafter defined) occurs prior to the final settlement of the Post-Closing Working Capital Adjustment (the “Working Capital Settlement”), then (i) five hundred thousand dollars ($500,000) of the Holdback Amount (together with any interest or other income earned thereon) shall be released to Seller (or to Seller’s designee) no later than three (3) Business Days after the Customs Resolution Date and (ii) the remaining five hundred thousand dollars ($500,000) of the Holdback Amount (together with any interest or other income earned thereon) shall continue to be held by Madden until the Working Capital Settlement.  If, pursuant to Section 2.3, the Holdback Amount exceeds the amount of the Working Capital Refund, then the excess amount of the Holdback Amount (together with any interest or other income earned thereon) shall be returned to Seller in accordance with Section 2.2(a) no later than three (3) Business Days following the Working Capital Settlement.

(b)   If the Working Capital Settlement occurs prior to the Customs Resolution Date, then the Holdback Amount (together with any interest or other income earned thereon) shall first be used, to the extent necessary, to fulfill Seller’s obligations pursuant to Section 2.3 and the remaining funds constituting the Holdback Amount (together with any interest or other income earned thereon) shall continue to be held by Madden until the Customs Resolution Date and shall be released to Seller (or to Seller’s designee) within three (3) Business Days following the Customs Resolution Date.

(c)   For purposes of this Agreement, the term “Customs Resolution” shall mean the delivery by Seller to Madden of (i) a copy of a notice received by Seller from the Fines, Penalties and Forfeiture Office of the U.S. Bureau of Customs and Border Protection (“U.S. Customs”) stating (A) that U.S. Customs has completed its investigation relating to that certain prior disclosure statement filed by Seller with U.S. Customs on December 4, 2009 (the “Prior Disclosure”) and that such Prior Disclosure has been accepted and (B) the total amount of interest and penalties (if any) payable by Seller to U.S. Customs in resolution of the matter addressed in the Prior Disclosure, or (ii) to the extent a written notice as described in (i) is not so delivered to Seller, evidence reasonably satisfactory to Madden that Seller has been otherwise notified of the matters in clauses (A) and (B) above.  The term “Customs Resolution Date” shall mean the date on which the Customs Resolution occurs.

ARTICLE III

Closing

3.1   Closing Date.  Subject to the fulfillment or waiver by the beneficiary thereof of the agreements and conditions precedent set forth in Articles IX and X, the closing of the transactions contemplated hereby (the “Closing”) shall be held at any time simultaneous with or following the satisfaction or waiver of all conditions to closing set forth in Articles IX and X of this Agreement, on such date as may be agreed upon by Madden and Seller, at 10:00 a.m., prevailing local time, at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY 10036, or on such other date or at such other time or place as may be agreed to in writing by Madden and Seller.  The date on which the Closing actually occurs is herein referred to as the “Closing Date.”

3.2   Certain Actions at Closing.  At the Closing:

(a)   Seller shall deliver, or cause to be delivered, to Madden stock certificates representing all of the Company Shares, accompanied by stock powers duly endorsed in blank or duly executed instruments of transfer;

(b)   Madden shall remit the Closing Payment to the Purchase Price Accounts pursuant to the provisions of this Agreement;

(c)   to the extent not previously executed and/or delivered to Madden, Seller shall execute and/or deliver to Madden, or cause to be executed and/or delivered to Madden, each of the Transaction Documents and any other document, certificate, affidavit or other instrument required to be executed and/or delivered by Seller and the Company under this Agreement at or prior to the Closing;

(d)   to the extent not previously executed and/or delivered to Seller, Madden shall execute and/or deliver to Seller, each of the Transaction Documents and any other document, certificate or other instrument required to be executed and/or delivered by Madden under this Agreement at or prior to the Closing; and

(e)   Seller shall be liable for and shall pay all stamp, transfer and similar Taxes, direct or indirect, if any, attributable to the transfer of the Company Shares and, in connection therewith, shall affix any necessary transfer stamps to the stock certificates (or stock transfer powers) evidencing the Company Shares.

ARTICLE IV

Representations and Warranties of Seller

Seller hereby represents and warrants to Madden as follows:

4.1   Organization and Good Standing.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California.  The Company has full corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted.  The Company is duly qualified to transact business and is in good standing in each jurisdiction wherein the nature of the business done or the property owned, leased or operated by it requires such qualification, except where the failure to be so qualified would not be reasonably likely to have a Material Adverse Effect.  Copies of the Articles of Incorporation and Bylaws of the Company (the “Organizational Documents”) that have been made available to Madden are true, complete and accurate in all respects.  The corporate minutes and corporate records of the Company that have been made available to Madden are true, complete and accurate in all respects.  The stock register and transfer records of the Company that have been made available to Madden are true, complete and accurate in all respects.  The Company does not have any direct or indirect subsidiaries and does not own any ownership or equity interest in any Person.

4.2   Capitalization.

(a)   The capitalization of the Company is as set forth in Section 2.1 of the Disclosure Schedule.  The Company Shares are all of the issued and outstanding shares of the Company and have been duly authorized and are validly issued and outstanding, fully paid and non-assessable.  Seller owns, beneficially and of record, and has valid and marketable title to, and the right to transfer to Madden, all of the Company Shares set forth in Section 2.1 of the Disclosure Schedule, free and clear of any and all Encumbrances other than Company Liens.  At the Closing Madden will own, and will have valid and marketable title to, all of the issued and outstanding shares of capital stock of the Company, free and clear of any and all Encumbrances other than the Company Liens.  No Person other than Madden has any written or oral agreement, arrangement, understanding or option for, or any right or privilege (whether by law, preemption or contract) that is or is capable of becoming an agreement, arrangement, understanding or option for, the purchase or acquisition from the Company or any Person of any shares of capital stock or other securities of the Company.

(b)   There are no outstanding or authorized options, warrants, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities, contracts, arrangements, understanding or commitments that could require the Company to issue, sell or otherwise cause to become outstanding any of its authorized but unissued shares of capital stock or any securities convertible into, exchangeable for or carrying a right or option to purchase shares of capital stock, or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of capital stock.  None of the issued and outstanding shares of capital stock of the Company have been issued in violation of any rights of any Person or in violation of the registration requirements of any applicable jurisdiction’s securities Laws.

4.3   Authorization.

(a)   Seller has full legal capacity to enter into and carry out Seller’s obligations under this Agreement and the other applicable Transaction Documents, and to consummate the transactions contemplated hereby and thereby, and is not under any prohibition or restriction, contractual, statutory or otherwise, against doing so.  Each of the Transaction Documents has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by the other parties thereto, constitutes legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the rights of creditors generally and by general principles of equity.

(b)   The Services Agreement and the Earn-Out Agreement have been duly executed and delivered by the Company and, assuming due execution and delivery by the other parties thereto, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the rights of creditors generally and by general principles of equity.

4.4   No Conflicts; Consents.  Except as set forth in Section 4.4 of the Disclosure Schedule, neither the execution and delivery by Seller or the Company of this Agreement or any of the Transaction Documents to which Seller or the Company is a party, nor the consummation of the transactions contemplated hereby or thereby, will, with or without notice or lapse of time or both, directly or indirectly, (i) conflict with or violate the Organizational Documents of, or resolutions of the directors or shareholders of, the Company, (ii) conflict with, violate, result in the breach of any term of, result in the acceleration of performance of any obligation under, constitute a default under, give any Person the right to cancel, terminate or modify, or require the consent or approval of or any notice to or filing with any third party or Governmental Body under (x) any note, mortgage, deed of trust, lease or other agreement or instrument to which Seller or the Company is a party or by which Seller or the Company or any of their respective properties or assets are bound, or (y) any Law, writ, injunction, or License of any Governmental Body having jurisdiction over Seller, the Company or their respective properties or assets, or (iii) create an Encumbrance on any of the shares of capital stock or properties or assets of the Company, including, without limitation, the Company Shares.

4.5   Financial Statements; Undisclosed Liabilities; Promotions and Allowances; Inventory.

(a)   Except as set forth in Section 4.5(a) of the Disclosure Schedule, the Financial Statements (true, complete and accurate copies of which have been previously made available to Madden) (i) have been prepared from the books and records of the Company on a consistent basis throughout the periods covered thereby, subject, in the case of any interim Financial Statements, to the absence of footnote disclosure and normal year-end adjustments and (ii) fairly present in all material respects the financial condition of the Company as at their respective dates and the results of operations and cash flows of the Company for the periods covered thereby.  Except as set forth in Section 4.5(a) of the Disclosure Schedule, the statements of operations included in the Financial Statements do not include any item of special or non-recurring income, except as specifically identified therein.

(b)   As of the date of the Balance Sheet, other than those (i) set forth in Section 4.5(b) of the Disclosure Schedule or (ii) which are reflected or reserved against on the Balance Sheet, the Company does not have any liabilities, debts or obligations (whether absolute, accrued, contingent or otherwise).  Except as set forth in Section 4.5(b) of the Disclosure Schedule, since the date of the Balance Sheet, the Company (i) has conducted its business in the ordinary course of business consistent with past practice and in a commercially reasonable manner, (ii) has not incurred any liabilities, debts or obligations (whether absolute, accrued, contingent or otherwise), except for liabilities incurred in the ordinary course of business consistent with past practice and in a commercially reasonable manner, which such liabilities are consistent with the representations and warranties contained in this Agreement and (iii) notwithstanding anything to the contrary in clause (i) or (ii) of this sentence, has not incurred any liability, debt or obligation (whether absolute, accrued, contingent or otherwise) to or of any Affiliated Person or made any Affiliate Loans.  Since the date of the Balance Sheet, no event has occurred or facts or circumstances exist which, individually or in the aggregate, has had or is reasonably likely to result in a Material Adverse Effect.

(c)   Section 4.5(c) of the Disclosure Schedule sets forth the terms of all return, markdown, promotion, co-op advertising and other similar programs and allowances currently offered by the Company to any of its customers.  As of the date hereof, the Company has not established reserves regarding the foregoing.

(d)   Except as set forth in Section 4.5(d) of the Disclosure Schedule, the inventory reflected in the Financial Statements or thereafter acquired has been determined and valued in accordance with past practice as reflected in the Financial Statements and the books and records of the Company at the lower of cost or market.  Except as set forth in Section 4.5(d) of the Disclosure Schedule:  (i) the inventory of the Company (whether raw materials, work-in-process, or other inventory) is salable in the ordinary course of business consistent with past practice without any material problems; (ii) the finished goods inventories of the Company consist of items which are good and merchantable (as defined in the Uniform Commercial Code of the State of New York) at normal mark-up in the ordinary course of business consistent with past practice; and (iii) no previously sold inventory is subject to refunds materially in excess of that historically experienced by the Company.  All commitments or orders for work-in-process were entered into in the ordinary course of business consistent with past practice and in a commercially reasonable manner.  The Company does not sell any inventory on consignment such that unsold products would be subject to return or have title to or risk of loss with respect to any products in the possession of others.

4.6   Taxes.

(a)   Except as set forth in Section 4.6(a) of the Disclosure Schedule, the Company has timely filed with the appropriate taxing authorities all material Returns required to be filed by it (taking into account any extension of time to file).  The information on such Returns is complete and accurate in all material respects. The Company has paid all material Taxes (whether or not shown on any Return) due and payable, except for any Taxes that result by reason of a 338(h)(10) Election or analogous elections made pursuant to Section 8.1(b).  Except as set forth in Section 4.6(a) of the Disclosure Schedule, there are no liens for Taxes (other than for Permitted Encumbrances) upon the properties or assets of the Company.

(b)   Except as set forth in Section 4.6(b) of the Disclosure Schedule, no unpaid (or unreserved in accordance with GAAP) and unresolved deficiencies for Taxes have been claimed, proposed or assessed, in each case in writing, by any taxing authority or other Governmental Body with respect to the Company for any Pre-Closing Period, and, to the Knowledge of Seller and the Company, there are no pending or threatened audits, investigations, claims or assessments, in each case in writing, for or relating to any liability in respect of Taxes of or with respect to the Company.  Except as set forth in Section 4.6(b) of the Disclosure Schedule, the Company has not requested any extension of time within which to file any currently unfiled Returns in respect of any Taxes and no waiver or extension of a statutory period of limitations for the assessment of any Taxes is in effect with respect to the Company.

(c)   Except as set forth in Section 4.6(c) of the Disclosure Schedule, (i) except for any Taxes that result by reason of a 338(h)(10) Election made pursuant to Section 8.1(b), the Company has made provision for all Taxes payable by it with respect to any Pre-Closing Period which have not been paid prior to the Closing Date and the provisions for Taxes with respect to the Company for the Pre-Closing Period (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income); (ii) the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid to any employee, independent contractor, creditor, shareholder or other third party; (iii) all material elections with respect to Taxes materially affecting the Company as of the date hereof are set forth in Section 4.6(c)(iii) of the Disclosure Schedule; (iv) there are no written advance tax rulings in respect of any Tax issued to or pending between or with respect to the Company and any taxing authority or any other written agreements with a taxing authority with regard to any Tax; (v) the tax year end for the Company is December 31; (vi) the Company is not liable for Taxes of any other Person, and is not currently under any contractual obligation to or a party to any tax sharing agreement or any other agreement providing for payments by the Company with respect to Taxes; (vii) the Company is not a party to any written joint venture, partnership or other arrangement or contract which could be treated as a partnership for income tax purposes; (viii) the Company has not, as of the Closing Date, agreed and will not be required, as a result of a change in method of accounting, to include any adjustment under any provision of U.S., state, local or foreign law in taxable income for any period after the Closing Date; (ix) Section 4.6(c)(ix) of the Disclosure Schedule contains a list of all jurisdictions in which the Company files Returns, and no written claim has ever been made by a taxing authority in a jurisdiction where the Company does not currently file Returns that the Company is or may be subject to taxation by that jurisdiction; (x) the Company has not filed or been included in a combined, consolidated or unitary return (or substantial equivalent thereof) of any Person; (xi) the Company has not engaged in any transaction for which its participation is required to be disclosed under Treasury Regulation § 1.6011-4; and (xii) since its inception, the Company has qualified for and has properly had in effect an election (which has not terminated) to be an S corporation within the meaning of Section 1361(a)(1) of the Code (and any corresponding provision of applicable state law).

4.7   Real and Personal Property.

(a)   Section 4.7(a) of the Disclosure Schedule contains a complete list by address of all real property owned, leased, operated or used by the Company (collectively, the “Real Property”), indicating the nature of the interest of the Company therein (collectively, the “Real Property Interests”).  To the Knowledge of Seller and the Company, no litigation, condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of any Real Property is pending or threatened.  The Company has furnished to Madden true, correct and complete copies of all documents relating to the Real Property Interests, including, without limitation, all leases, licenses, deeds, evidences of ownership, evidences of possession, amendments, estoppel certificates, subordination, non disturbance and attornment agreements and assignment and/or assumption agreements (collectively, the “Real Property Documents”), including rent rolls and operating expense statements (if applicable).  Except as set forth in Section 4.7(a) of the Disclosure Schedule, the Company is not a party to any oral agreements with respect to any Real Property Interest and, to the Knowledge of Seller and the Company, there are no other oral agreements with respect to any Real Property Interest.  Except as set forth in Section 4.7(a) of the Disclosure Schedule, no Real Property Document requires that the consent or approval of any third party be obtained in order to consummate the transactions contemplated by this Agreement, nor do such transactions violate any Real Property Document or cause the Company to be in default under any Real Property Document.  Except as set forth in Section 4.7(a) of the Disclosure Schedule, neither of the Company nor Seller has given or received any notice of default under any Real Property Document, and neither the Company nor Seller is in default thereunder.  Except as set forth in Section 4.7(a) of the Disclosure Schedule, no option to extend, renew, surrender, terminate or purchase arising under any Real Property Document has been exercised by the Company or, to the Knowledge of Seller and the Company, by any other party thereto.  No guaranty or other undertaking with respect to the performance of any obligation arising under any Real Property Document has been delivered by the Company.  Except as set forth in Section 4.7(a) of the Disclosure Schedule, all service, management, leasing and other similar agreements with respect to any Real Property Interest and to which the Company is a party are terminable upon no more than thirty (30) days’ prior notice.

(b)   Except as set forth in Section 4.7(b) of the Disclosure Schedule, the Company has good and marketable title to all of the properties and assets, real and personal, tangible and intangible, it owns or purports to own, including those reflected on its books and records and on the Balance Sheet (except those sold or disposed of subsequent to the date thereof in the ordinary course of business consistent with past practice and in a commercially reasonable manner), free and clear of all Encumbrances, except for Permitted Encumbrances.  Except as set forth in Section 4.7(b) of the Disclosure Schedule, the Company has a valid and enforceable fee, leasehold, license or other interest in all of the other properties and assets, real or personal, tangible or intangible, which are used in the operation of the business of the Company as presently conducted as of the Closing Date, free and clear of all Encumbrances, except for Permitted Encumbrances.  Except as set forth in Section 4.7(b) of the Disclosure Schedule, none of the properties or assets owned, leased, operated or used by the Company is subject to any lease, sublease, license, sublicense or other agreement granting to any other Person any right to the use, occupancy or enjoyment of such property or any portion thereof and no leasehold interest of the Company is proposed to be surrendered or terminated.

(c)   As used herein, “Permitted Encumbrances” means (i) liens for Taxes not yet due and payable or which are being diligently contested in good faith by appropriate proceedings and as to which appropriate reserves (to the extent required by GAAP) have been established in the books and records of the Company; (ii) mechanics’, materialmen’s, carriers’, warehousemen’s, landlord’s and similar liens securing obligations not yet delinquent or which are being diligently contested in good faith by appropriate proceedings and as to which appropriate reserves (to the extent required by GAAP) have been established in the books and records of the Company; (iii) such imperfections of title, Encumbrances and easements, restrictive covenants and rights of way as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties; and (iv) platting, subdivision, zoning, building and other similar legal requirements affecting the building, structures and other improvements located on any real property whether or not of record.

(d)   With respect to each lease of Real Property:  (i) all base rents, percentage rents (if owing in accordance with the terms of the applicable lease) and additional rents due and owing as of the date hereof have been paid, (ii) no waiver, indulgence or postponement of the lessee’s obligations has been granted by the lessor, (iii) there exists no event of default or event by the Company or, to the Knowledge of Seller and the Company, by any other party under the lease, occurrence, condition or act by the Company or, to the Knowledge of Seller and the Company, by any other party under the lease which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default under the lease, and (iv) to the Knowledge of Seller and the Company, all of the covenants to be performed by any other party under the lease have been fully performed.

4.8   Intellectual Property.

(a)   Except as set forth in Section 4.8(a) of the Disclosure Schedule, the Company owns, or has the valid right to use or license, without Encumbrances, all Intellectual Property Rights as used in its business as presently conducted and as it is expected to be conducted as of the Closing (such Intellectual Property Rights hereinafter referred to as the “Company IP Rights”).  The Company IP Rights are sufficient to conduct the business of the Company as presently conducted as of the Closing Date.

(b)   Except as set forth in Section 4.8(b) of the Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) constitute a breach of any instrument or agreement governing any Company IP Rights, (ii) cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Company IP Rights or (iii) impair the right of the Company or, after the Closing, Madden, to own, use or license any Company IP Rights or portion thereof.

(c)   Except as set forth in Section 4.8(c) of the Disclosure Schedule, there are no royalties, honoraria, fees or other payments payable by the Company to any Person for the use by the Company of any Company IP Rights.

(d)   Except as set forth in Section 4.8(d) of the Disclosure Schedule, (i) to the Knowledge of Seller and the Company, the conduct of the business of the Company, as presently conducted, does not violate or infringe any Intellectual Property Rights of any other Person, and (ii) there is no pending or, to the Knowledge of Seller and the Company, threatened claim or litigation contesting the validity, ownership, registrability, right to use or right to license any Company IP Rights, nor, to the Knowledge of Seller and the Company, is there any valid or reasonable basis for any such claim, nor has the Company or Seller received any notice asserting that any Company IP Rights or the proposed use, registration or license thereof infringes or otherwise violates, or will infringe or otherwise violate, the rights of such Person.

(e)   Except as set forth in Section 4.8(e)-1 of the Disclosure Schedule, the Company has taken reasonable steps to safeguard and maintain the secrecy and confidentiality of the Company’s trade secrets.  Seller has made available to Madden true, complete and accurate copies of all agreements that any directors, officers, employees, consultants or contractors of the Company have executed regarding (i) the protection of proprietary information, and (ii) the assignment to the Company of all Intellectual Property Rights arising from the services performed for the Company by such persons.  Except as set forth in Section 4.8(e)-2 of the Disclosure Schedule, no current or prior directors, officers, employees, consultants or contractors of the Company have claimed an ownership interest in any Company IP Rights; to the Knowledge of Seller and the Company, there is no valid or reasonable basis for any such claim.

(f)   Section 4.8(f) of the Disclosure Schedule separately lists (i) all licenses and other agreements under which the Company or any Person granted rights by the Company uses any Company IP Rights, and (ii) all licenses and other agreements under which the Company or any Person granted rights by the Company uses any Intellectual Property of any other Person.  Except as set forth in Section 4.8(f) of the Disclosure Schedule, all such licenses and other agreements are valid, enforceable, in full force and effect, and to the Knowledge of Seller and the Company without breach, and the transactions contemplated by this Agreement will not cause a change in the rights or obligations of the Company under such licenses or agreements.

(g)   Except as set forth in Section 4.8(g) of the Disclosure Schedule, (i) no notice has been sent, no claim has been made and no action or proceeding has been filed asserting that any Person’s use of, or application for, any Intellectual Property Rights infringes upon or otherwise violates any Company IP Rights, and (ii) to the Knowledge of Seller and the Company, no Person is infringing upon or otherwise violating any Company IP Rights, or has filed to register any Intellectual Property Rights which, if used by any third party, would infringe upon or otherwise violate the Company IP Rights.

(h)   Section 4.8(h) of the Disclosure Schedule sets forth a list of all patents and patent applications; all registered or applied for trademarks, service marks, trade dress, copyrights, slogans, trade names, and internet domain names; and all material unregistered and unapplied for trademarks, service marks, trade dress, slogans and copyrights, comprising the Company IP Rights, including without limitation all registrations and applications for any of the foregoing owned, licensed, used or filed by or on behalf of the Company anywhere in the world.  With respect each such trademark, Section 4.8(h) of the Disclosure Schedule identifies the trademark, the jurisdiction, the registration/application number, the registrant/applicant, the class, the goods/services, the status (including any rejections and the basis therefor), and the principal terms of any license governing such trademark.  With respect to each such internet domain name, Section 4.8(h) of the Disclosure Schedule identifies the registered domain name, expiration date, registrar, registrant, and name and contact information for the administrative contact and the technical contact.  All applications, registrations and licenses listed in Section 4.8(h) of the Disclosure Schedule, unless otherwise indicated, are in full force and effect and have not been cancelled, expired, rejected or abandoned.  Except as set forth in Section 4.8(h) of the Disclosure Schedule, there is no pending, existing or, to the Knowledge of Seller and the Company, threatened opposition, interference, cancellation, proceeding or other legal or governmental proceeding before any court or Governmental Body against or involving the applications or registrations listed in Section 4.8(h) of the Disclosure Schedule.

4.9   Contracts and Agreements.

(a)   Section 4.9(a) of the Disclosure Schedule sets forth a true, complete and accurate list of each of the following contracts, agreements, arrangements, instruments or understandings, whether oral or written, to which the Company is a party or by which the Company or its assets or properties are bound, except for purchase orders on standard forms entered into by the Company with customers, manufacturers and suppliers in the ordinary course of business consistent with past practice (collectively, the “Contracts”):

(i)   each employment or other similar agreement providing for compensation, severance or a fixed term of employment in respect of services performed by any employee of the Company;

(ii)   each management, consulting, independent contractor, subcontractor, retainer or other similar type of agreement under which services are provided by any Person to the Company with a term of more than one (1) year or requiring payments in excess of $50,000 per annum or $75,000 in the aggregate;

(iii)   each other agreement or commitment for services and supplies provided by any other Person to the Company with a term of more than one (1) year or requiring payments in excess of $50,000 per annum or $75,000 in the aggregate;

(iv)   each agreement with sales or commission agents or sales representatives with a term of more than one (1) year or requiring payments in excess of $25,000 per annum or $50,000 in the aggregate;

(v)   each agreement or commitment for the supply of products or services by the Company to any other Person with a term of more than one (1) year (other than those that are terminable upon not more than thirty (30) days’ notice by the Company without penalty) or involving payments in excess of $50,000 per annum or $75,000 in the aggregate;

(vi)   each agreement that restricts in any manner the operation of the business of the Company as presently conducted, including each agreement that restricts the ability of the Company to conduct business in any geographic or product market, to buy or sell particular goods or services, to buy or sell goods or services from any other Person or to solicit customers, employees or other service providers;

(vii)   each agreement with any officer or director of the Company;

(viii)     each agreement with an Affiliated Person or with any entity in which an officer or director of the Company holds an interest;

(ix)   each lease (as lessor, lessee, sublessor or sublessee) of any real property;

(x)   each lease (as lessor, lessee, sublessor or sublessee) of any tangible personal property requiring payment during its term or any extension or renewal thereof in excess of $25,000;

(xi)   each license (as licensor, licensee, sublicensor or sublicensee) of any Intellectual Property Rights (other than licenses of commercially available, “packaged, off the shelf,” shrink-wrap or click-through computer software), including, without limitation, each license relating to any Company Products;

(xii)   each agreement under which any money has been or may be borrowed or loaned, or any note, bond, factoring agreement, indenture or other evidence of indebtedness has been issued or assumed, and each guaranty (including “take-or-pay” and “keepwell” agreements) of any evidence of indebtedness or other obligation, or of the net worth, of any Person;

(xiii)   each mortgage agreement, deed of trust, security agreement, purchase money agreement, conditional sales contract or capital lease;

(xiv)   each partnership, joint venture or similar agreement;

(xv)   each agreement relating to securities of the Company, including shareholder agreements, voting agreements, and any agreements granting preferential rights to acquire securities of the Company or containing restrictions with respect to the payment of dividends or other distributions in respect of the capital stock or securities of the Company;

(xvi)   each agreement or commitment to make unpaid capital expenditures in excess of $2,000;

(xvii)   each agreement containing a change of control provision;

(xviii)   each manufacturing, distribution or sourcing agreement or arrangement;

(xix)   each agreement or other arrangement pursuant to which the Company is obligated to accept returned merchandise or grant credit for unsold merchandise other than as set forth in standard form, non-negotiated purchase orders or confirmations;

(xx)   each agreement or other arrangement relating to any electronic data interchange (EDI) or similar programs;

(xxi)   each agreement or other arrangement providing for the development of software for, or license of software (other than off-the-shelf, shrink-wrap, or click-through software applications) or other Intellectual Property Rights;

(xxii)   each agreement with respect to any Company IP Rights;

(xxiii)   each agreement or arrangement with respect to advertising (including co-op advertising), marketing or any concept shops or in-store sales environments (i.e. shop in shops) for any Company Product;

(xxiv)   each agreement that obligates the Company to indemnify a third party; and

(xxv)   each other agreement (or group of related agreements) having an indefinite term or a fixed term of more than one (1) year (other than those that are terminable upon not more than thirty (30) days’ notice by the Company without penalty) or requiring payments in excess of $50,000 per year or $75,000 in the aggregate or the loss of which could reasonably be expected to have, directly or indirectly, individually or in the aggregate, a Material Adverse Effect.

Complete copies of all written (and summaries of all oral) Contracts required to be disclosed pursuant to this Section 4.9(a), as well as copies of all standard forms of purchase orders with customers, manufacturers and suppliers used by the Company, have been previously made available to Madden.

(b)   Each of the Contracts is legal, valid, binding and in full force and effect and is enforceable by the Company in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity.  The Company is not (with or without the lapse of time or the giving of notice, or both) in breach of or in default under any of the Contracts, and, to the Knowledge of Seller and the Company, no other party to any of the Contracts is (with or without the lapse of time or the giving of notice, or both) in breach of or in default under any of the Contracts.

4.10   Insurance.  All insurance policies currently maintained by the Company, or under which the Company is insured, are accurately listed in Section 4.10 of the Disclosure Schedule and complete copies of such policies have been previously made available to Madden.  Each such insurance policy is in full force and effect (and to the Knowledge of Seller and the Company, free from any presently exercisable right of termination on the part of the insurance company issuing such policy prior to the expiration of the term of such policy) and all premiums due and payable in respect thereof have been paid.  Except as set forth in Section 4.10 of the Disclosure Schedule, there are no pending claims with respect to the Company or its properties or assets under any such insurance policy. Neither Seller nor the Company has received notice of cancellation or non-renewal of any such policy.  The transactions contemplated by this Agreement will not give rise to a right of termination of any such policy by the insurance company issuing the same prior to the expiration of the term of such policy.

4.11   Litigation.  Except as set forth in Section 4.11 of the Disclosure Schedule and with respect to environmental matters (which are addressed in Section 4.16 of this Agreement), there is no lawsuit, governmental investigation or legal, administrative or arbitration action or proceeding pending or, to the Knowledge of Seller and the Company, threatened against Seller or the Company or any of their respective properties or assets, or any director, officer or employee of the Company, in his or her capacity as such, and, to the Knowledge of Seller and the Company, the Company is not identified as a party subject to any restrictions or limitations under any judgment, order or decree of any Governmental Body.

4.12   Condition and Sufficiency of Assets.  Except as set forth in Section 4.12 of the Disclosure Schedule, the properties and assets owned, leased, operated and used by the Company in the conduct or operation of its business are in good operating condition and repair, normal wear and tear excepted, are reasonably suitable for the purposes for which they are currently used and are all of the properties and assets reasonably necessary for the conduct and operation of the businesses of the Company as currently conducted. Except as set forth in Section 4.12 of the Disclosure Schedule, the Company is the sole owner of all material properties and assets, including trademarks, utilized in the conduct or operation of the business of the Company, except for properties and assets leased or licensed to the Company pursuant to Contracts listed in Section 4.9(a) of the Disclosure Schedule, to which the Company has a valid lease or license.

4.13   Compliance with Law; Licenses; Customs.

(a)   Except as set forth in Section 4.13(a) of the Disclosure Schedule, the Company is and has been in compliance in all material respects with all applicable Laws governing the conduct or operation of its business, and with all of its Licenses.  Neither the Company nor Seller has received any notice of any violation of any such Law or License, and to the Knowledge of Seller and the Company, no such violation has been threatened.

(b)   All governmental licenses, approvals, authorizations, registrations, consents, orders, certificates, decrees, franchises and permits (collectively, “Licenses”) of the Company are listed in Section 4.13(b) of the Disclosure Schedule.  The Licenses are all of the Licenses necessary for the ownership and operation of the properties and assets of the Company, the manufacturing, marketing, sale and distribution of the Company Products by the Company and the conduct and operation of its business as currently conducted.  Such Licenses are in full force and effect, and no proceeding is pending or, to the Knowledge of Seller and the Company, threatened, seeking the revocation or limitation of any such License.  To the Knowledge of Seller and the Company, there exists no state of facts which could cause any Governmental Body to limit, revoke or fail to renew any License related to or in connection with any business as currently conducted or operated by the Company.

(c)   Except as set forth in Section 4.13(c) of the Disclosure Schedule, (i) the Company was not the importer of record for any product prior to December 19, 2009, and (ii) from December 19, 2009 through the date hereof, the Company has been the importer of record for all products imported for sale and distribution by the Company.

(d)   Except as set forth in Section 4.13(d) of the Disclosure Schedule, notwithstanding and in addition to the foregoing, the Company and, to the Knowledge of Seller and the Company, the employees, agents and representatives of the Company are, and at all times have been, in compliance with all applicable Laws and regulations relating to importing and exporting, customs and national and international trade with respect to business conducted by the Company or for which the Company could be held liable, including, without limitation, the accuracy of all statements and representations made to any Governmental Body (including, but not limited to, U.S. Customs, the U.S. Department of Homeland Security, the U.S. Federal Trade Commission, and the U.S. Consumer Products Safety Commission), the timely and accurate filing of all reports, schedules and forms required to be filed with any Governmental Body and the timely and accurate reporting and payment of all duties, taxes, fees, payments or other governmental obligations.

(e)   Except as set forth in Section 4.13(e) of the Disclosure Schedule, the Company and, to the Knowledge of Seller and the Company, the employees, agents and representatives of the Company have not provided any assistance, directly or indirectly, to the maker of any goods the Company has imported, including, without limitation, equipment or materials, which assistance would be subject to a duty, tax, fee or other payment, other than such assistance which has been fully and accurately disclosed to the appropriate Governmental Bodies and for which such duty, tax, fee or other payment has been fully paid.

(f)   Except as set forth in Section 4.13(f) of the Disclosure Schedule, the Company and, to the Knowledge of Seller and the Company, the employees, agents and representatives of the Company have accurately prepared and maintained all records with respect to the business conducted by the Company or for which the Company could be held liable relating to importing and exporting, customs and international trade, as required by Law.

(g)   Section 4.13(g) of the Disclosure Schedule sets forth all liabilities or obligations owing by the Company or, to the Knowledge of Seller and the Company, the employees, agents or representatives of the Company to U.S. Customs or any Governmental Body in connection with the purchase, importation or attempted importation of any product by the Company or for which the Company could be held liable, including but not limited to: duties, taxes, fees and interest thereon; liquidated damages; penalties; claims and assessments (whether actual or potential and whether or not yet asserted by U.S. Customs, any Governmental Body or some third party).

(h)   Except as set forth in Section 4.13(h) of the Disclosure Schedule, neither the Company nor Seller has received written notice of any pending audits, inquiries, investigations, claims, notices or demands for duties, fines, penalties, seizures, forfeitures, or liquidated damages by any Governmental Body (including, but not limited to, U.S. Customs, the U.S. Department of Homeland Security, the U.S. Federal Trade Commission, the U.S. Consumer Products Safety Commission, the U.S. Department of Justice, any Office of the U.S. Attorney or any other agency of the U.S. government) arising out of any transactions or importation of merchandise by or for the Company and, to the Knowledge of Seller and the Company, the Company has not committed any acts or omissions which could give rise to any such inquiry, investigation, claim, notice or demand.

4.14   Employees.

(a)   Section 4.14(a) of the Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of all of the employees, officers, independent contractors and consultants of the Company, and with respect to each such employee, officer and, to the extent applicable, independent contractor and consultant, such individual’s:  (i) current annual base salary, (ii) current guaranteed annual bonus, (iii) any discretionary bonus received by such individual for the immediately preceding fiscal year of the Company, (iv) all other compensation and perquisites (including, without limitation, incentive compensation, fees or other remuneration) received by such individual in the immediately preceding fiscal year of the Company, (v) accrued vacation, (vi) current title, (vii) date of hire, (viii) outstanding loans to such individuals and (ix) with respect to each such independent contractor or consultant, a summary of any oral commission agreement with such individual. Except as set forth in Section 4.14(a) of the Disclosure Schedule, all amounts due for all salary, wages, bonuses, commissions, vacation with pay and other benefits have either been paid or are accurately reflected on the Balance Sheet.

(b)   The Company (i) is and has been in compliance in all material respects with all applicable Laws (including any legal obligation to engage in affirmative action), agreements and contracts relating to former, current, and prospective employees, independent contractors and “leased employees” (within the meaning of Section 414(n) of the Code) of the Company, workplace practices, and terms and conditions of employment with the Company or retention by the Company, including all such Laws, agreements and contracts relating to wages, hours, collective bargaining, employment discrimination and human rights, immigration, disability, civil rights, fair labor standards, occupational safety and health, workers’ compensation, pay equity, termination of employment or wrongful discharge and violation of the potential rights of such former, current, and prospective employees, independent contractors and leased employees, and (ii) has timely prepared and filed all appropriate forms (including U.S. Immigration and Naturalization Service Form I-9) required by any relevant Law or Governmental Body.  The Company is not engaged in any unfair labor practice.

(c)   No collective bargaining agreement with respect to the business of the Company is currently in effect or being negotiated.  The Company does not have any obligation to negotiate any collective bargaining agreement, and, to the Knowledge of Seller and the Company, no employees of the Company desire to be covered by a collective bargaining agreement and there are no pending or, to the Knowledge of Seller and the Company, threatened union organizing efforts in connection therewith.

(d)   The Company generally has good relationships with its employees.  No strike, slowdown or work stoppage is occurring or has occurred since the inception of the Company nor, to the Knowledge of Seller and the Company, is threatened or has been threatened within the one-year period prior to the date hereof, with respect to the employees of the Company.

(e)   There is no representation or certification claim or petition pending before any labor agency or board (including the U.S. National Labor Relations Board) of which the Company or Seller has been notified and, to the Knowledge of Seller and the Company, no question concerning representation has been raised or threatened respecting the employees of the Company.  No union or employee bargaining agency has applied or, to the Knowledge of Seller or the Company, threatened to apply to any labor agency or board to have the Company declared a common, related or successor employer pursuant to any applicable Laws.

(f)   Except as set forth in Section 4.14(f) of the Disclosure Schedule, no notice has been received by the Company or Seller of any complaint or proceeding filed against the Company claiming that the Company has or may have violated any applicable employment standards, human rights or other labor or employment Laws, or of any complaints or proceedings of any kind involving the Company or, to the Knowledge of Seller and the Company, against any of the employees of the Company or, to the Knowledge of Seller and the Company, threatened to be filed against the Company before any agency, labor relations board or Governmental Body (including, but not limited to, the U.S. National Labor Relations Board and U.S. Equal Employment Opportunity Commission).  No notice has been received by the Company or Seller of the intent of any agency or other Governmental Body responsible for the enforcement of labor or employment Laws to conduct an investigation of the Company, and no such investigation is in progress.

(g)   There are no outstanding orders or charges against the Company under any occupational health or safety Laws and, to the Knowledge of Seller and the Company, none have been threatened.  All material levies, assessments, penalties, fines, liens and surcharges made against the Company pursuant to all applicable workers compensation Laws as of the date of the Balance Sheet have been paid or have been reserved for or accrued on the Balance Sheet by the Company and the Company has not, as of the Closing Date, been reassessed under any such Laws and there are no claims or potential claims which may be reasonably expected to adversely affect the accident cost experience of the Company.  To the Knowledge of Seller and the Company, no audit of the Company is being performed or threatened pursuant to any workers’ compensation Laws.  There have been no levies, assessments or penalties pursuant to any applicable workers compensation Laws imposed or, to the Knowledge of Seller and the Company, threatened against the Company since the date of the Balance Sheet.

(h)   The Company has withheld for all periods all required amounts from its employees, including, without limitation, for employee income tax withholding, social security and unemployment taxes in compliance with applicable Law.  Federal, state, local and foreign returns, as required by applicable Law, have been filed by the Company for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and the amounts shown thereof to be due and payable have been paid, together with any interest and penalties that are due as a result of the failure of the Company to file such returns when due and pay when due the amounts shown thereon to be due.

(i)   Section 4.14(i) of the Disclosure Schedule accurately sets forth all severance or continuing payment obligations of the Company, as well as all unpaid severance or continuing payments of any kind (other than pursuant to a plan or program described in Section 4.15) which are due or claimed in writing to be due from the Company to any Person whose employment with the Company was terminated.  Except as set forth in Section 4.14(i) of the Disclosure Schedule, the consummation of the transactions contemplated hereby, either alone or in combination with another event, with respect to each director, officer, employee, independent contractor and consultant of the Company, will not result in (A) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due under any

Employee Benefit Plan or agreement, (B) any increase in the amount of compensation, benefits or fees payable to any such individual or (C) any acceleration of the vesting or timing of payment of benefits, compensation or fees payable to any such individual.

(j)   Section 4.14(j) of the Disclosure Schedule accurately sets forth the Company’s policies with respect to accrued, but unused, vacation time.

(k)   Section 4.14(k) of the Disclosure Schedule sets forth a complete and correct list of all employment, management, consulting or other agreements with any Persons retained by the Company as employees, “leased employees” (within the meaning of Section 414(n) or (o) of the Code or other similar Law), management or other independent consultants, sales representatives, sales or commission agents and distributors, complete and correct copies of which have been made available to Madden.  Except as set forth in Section 4.14(k) of the Disclosure Schedule, each employee of the Company is employed on an at-will basis and neither Seller nor the Company has any written or oral agreements with any employees of the Company regarding continued employment or terms of employment subsequent to the date hereof or the Closing Date, or which would otherwise interfere with the ability to discharge such employees.  To the Knowledge of Seller and the Company, no key employee and no group of employees of the Company has any plans to terminate or modify their status as an employee or employees of the Company (including upon consummation of the transactions contemplated hereby), except as contemplated by the Employment Agreement.

(l)   Neither Seller nor the Company has promised, made any written or oral statements or representations or distributed any written material to any employees, shareholders, directors, officers, consultants, independent contractors, agents, representatives or other personnel of the Company regarding continued (x) employment or terms of employment, (y) continued engagement, or (z) continued receipt of any particular benefit, with or from the Company subsequent to the date hereof or the Closing Date.

(m)   Section 4.14(m) of the Disclosure Schedule accurately sets forth summaries of the significant terms and conditions of any and all arrangements (oral or written) between the Company and sales representatives, sales agents, distributors, and any other independent contractors.  Such arrangements are in full force and effect and are enforceable by the Company in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity.  Except as set forth in Section 4.14(m) of the Disclosure Schedule, the Company is not (with or without the lapse of time or the giving of notice, or both) in breach of or in default under, any of the foregoing, and, to the Knowledge of Seller and the Company, no other party to any of such arrangements is (with or without the lapse of time or the giving of notice, or both) in breach of or in default under any of such arrangements.

(n)   To the Knowledge of Seller and the Company, no contractor, manufacturer or supplier used by or under contract with the Company is in material violation of any Law relating to labor or employment matters for its services to or work for the Company.

4.15   Employee Benefit Plans.

(a)   Section 4.15(a) of the Disclosure Schedule lists all Employee Benefit Plans.  “Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”) and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former officer, employee or consultant (or to any dependent or beneficiary thereof), of the Company or any ERISA Affiliate, which are now, or within the last six (6) years were, maintained by the Company or any ERISA Affiliate, and with respect to which the Company or any ERISA Affiliate has or may reasonably be expected to have any liability, including but not limited to any obligation to contribute, including all employee pension, profit-sharing, savings, retirement, incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, life, accident or other insurance, stock purchase, stock option, stock appreciation right, phantom stock, restricted stock or other equity-based compensation plans, and any other employee benefit plans, policies, programs, practices or arrangements.  “ERISA Affiliate” means any entity (whether or not incorporated) other than the Company that, together with the Company, is or could reasonably be expected to be deemed to be a member of a controlled group of corporations within the meaning of Section 414(b) of the Code, of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code, or in the case of any Employee Benefit Plan subject to Part 3 of Subtitle B of Title I of ERISA, of an affiliated service group within the meaning of Section 414(m) of the Code.

(b)   Section 4.15(b) of the Disclosure Schedule sets forth each Employee Benefit Plan that is subject to Section 409A of the Code.  Except as set forth in Section 4.15(b) of the Disclosure Schedule, any such Employee Benefit Plan complies in operation and form with Section 409A and the regulations promulgated thereunder.

(c)   With respect to each Employee Benefit Plan, the Company has made available to Madden to the extent applicable, true and complete copies of (i) each Employee Benefit Plan including all amendments and written summaries of any unwritten plan or amendment, and related trust agreements, insurance and other contracts (including policies), (ii) the summary plan description, any summaries of material modifications, and all other material communications distributed to Employee Benefit Plan participants, including COBRA notices and forms, and (iii) the most recent annual reports on Form 5500 with accompanying schedules and attachments, the most recent IRS opinion or determination letter, and the most recent audited financial statements and actuarial valuation reports.

(d)   Neither the Company nor any ERISA Affiliate maintains or contributes to or has ever maintained or contributed to an Employee Benefit Plan (including, without limitation, any “multiemployer plan” within the meaning of Section 3(37) of ERISA) subject to Title IV or Section 302 of ERISA and Section 412 of the Code, and to the Knowledge of Seller and the Company, no condition exists or is reasonably likely to exist as a result of which the Company could have any liability under any such sections.  No Employee Benefit Plan is a “multiple employer plan” as described in Section 3(40) of ERISA or Section 413(c) of the Code.

(e)   Except as set forth on Section 4.15(e) of the Disclosure Schedule, to the Knowledge of Seller and the Company, no event has occurred in connection with which the Company or any Employee Benefit Plan, directly or indirectly, would reasonably be likely to be subject to any liability under ERISA, the Code or any other Law and neither the Company nor any ERISA Affiliate has agreed to indemnify or is required to indemnify any person against liability incurred for a violation of such Laws.

(f)   Each Employee Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion from the IRS on which it may properly rely, has timely adopted all amendments required for continued plan qualification, and to the Knowledge of Seller and the Company, nothing has occurred and no circumstances exist that adversely affect any such favorable determination or opinion letter, or which would put issuance of a favorable determination or opinion letter on a pending application in doubt.  Each Employee Benefit Plan is and has been maintained in form and operation in compliance with its terms and all applicable Laws, including, without limitation, ERISA and the Code.  As of and including the date of the Closing, the Company shall have made all contributions required to be made by it up to and including the date of the Closing with respect to each Employee Benefit Plan, or adequate accruals therefor will have been provided for and will be properly reflected on the books of the Company.  All notices, filings and disclosures required by ERISA and the Code have been timely made.

(g)   With respect to each Employee Benefit Plan, to the Knowledge of Seller and the Company, (i) no “party in interest” or “disqualified person” (as defined in Section 3(14) of ERISA or Section 4975 of the Code, respectively) has at any time engaged in a transaction which could subject Madden, the Company or Seller, directly or indirectly, to a tax, penalty or liability for prohibited transactions imposed by ERISA, the Code or any other applicable law and (ii) no fiduciary (as defined in Section 3(21) of ERISA) has breached any of the responsibilities or obligations imposed upon the fiduciary under Title I of ERISA or any other applicable law.

(h)   Each Employee Benefit Plan may, by its terms, be amended or terminated at any time, and no additional liabilities to the Company or to such plan will arise on account of any such termination (including, but not limited to, retrospective premium adjustments or early cancellation penalties).

(i)   Each Employee Benefit Plan which is a “welfare plan” within the meaning of Section 3(1) of ERISA and which provides health, disability or death benefits is fully insured.

(j)   No Employee Benefit Plan provides for medical or health benefits or coverage for any participant or dependent after such participant’s retirement or other termination of employment, except as may be required by COBRA or any other similar law.  To the Knowledge of Seller and the Company, there has been no communication to any person providing services to the Company that could reasonably be expected to promise or grant any such person any retiree health or life insurance or any retiree death benefits, except as required by COBRA or any other similar law.

(k)   The Company has not proposed, announced or agreed to create any additional Employee Benefit Plans or to amend or modify any Employee Benefit Plan.

(l)   Except as contemplated by this Agreement or as set forth in Section 4.15(l) of the Disclosure Schedule, the consummation of the transactions contemplated by this

Agreement, either alone or in combination with any other event, will not result in (i) any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus payments or otherwise) becoming due to any current or former director, officer, employee or consultant of the Company, (ii) any increase in the amount of compensation or benefits payable in respect of any director, officer, employee or consultant of the Company, (iii) any acceleration of the vesting or timing of payment of any benefits or compensation payable in respect of any director, officer, employee or consultant of the Company, or (iv) any “parachute payment” under Section 280G of the Code, whether or not such amount may be considered reasonable compensation for personal services rendered.

(m)   To the Knowledge of Seller and the Company, there are no pending or threatened investigations by any Governmental Body involving or relating to any Employee Benefit Plan or pending claims (except for routine claims for benefits payable in the normal operation of the Employee Benefit Plans), suits or proceedings against any Employee Benefit Plan, the Company, Seller, or any fiduciary or trustee of any Employee Benefit Plan.

(n)   Section 4.15(n) of the Disclosure Schedule sets forth annual costs for the last calendar year associated with the maintenance of each Employee Benefit Plan, including, without limitation, annual premiums and contributions.

(o)   No Employee Benefit Plan covers any non-U.S. employees.

4.16   Environmental Matters.

(a)   Except as set forth in Section 4.16(a) of the Disclosure Schedule:

(i)   the Company is and has been in compliance with all applicable Environmental Laws;

(ii)   no Environmental Claims have been asserted against the Company or Seller, nor does the Company or Seller have Knowledge or notice of any pending or threatened Environmental Claim against the Company or Seller.

(iii)   there has been no Release of a Hazardous Material at or from any real property owned or leased by the Company that would reasonably be expected to subject the Company to liability under any Environmental Law, nor has the Company or Seller received written notice that it is a potentially responsible party under or otherwise has potential liability under any Environmental Law; and

(iv)   the Company has not managed, handled, generated, manufactured, refined, recycled, discharged, emitted, buried, processed, produced, reclaimed, stored, treated, transported, or disposed of any Hazardous Substance, except in compliance with all Environmental Laws.

(b)   Seller has provided Madden with all environmental audits or assessments in the possession of the Company relating to the business of, or any property owned or leased by, the Company.

4.17   Bank Accounts and Powers of Attorney.  Section 4.17 of the Disclosure Schedule sets forth the name of each bank in which the Company has an account, lock box or safe deposit box, the number of each such account, lock box and safe deposit box, and the names of all Persons authorized to draw thereon or have access thereto.  Except as set forth in Section 4.17 of the Disclosure Schedule, no Person holds any power of attorney from the Company.

4.18   Absence of Certain Changes.  Since the date of the Balance Sheet, the Company has operated its business in the ordinary course consistent with past practice and in a commercially reasonable manner, and has maintained its relationships with customers, vendors, suppliers, employees, agents and others in a commercially reasonable manner, and there has not occurred any event, development or change, and no facts or circumstances exist, which, individually or in the aggregate, have had or could be reasonably expected to have a Material Adverse Effect.  Without limiting the generality of the immediately preceding sentences, and except as set forth in Section 4.18 of the Disclosure Schedule, since the date of the Balance Sheet, the Company has not:

(i)   amended or otherwise modified its Organizational Documents or altered, through merger, liquidation, reorganization, restructuring or in any other fashion, its corporate structure or ownership;

(ii)   issued or sold, or authorized for issuance or sale, or granted any options or made other agreements, arrangements or understandings of the type referred to in Section 4.2(b) with respect to, any shares of its capital stock or any other of its securities, or altered any term of any of its outstanding securities or made any change in its outstanding shares of capital stock or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

(iii)   mortgaged, pledged or granted any security interest in any of its assets, except Permitted Encumbrances and security interests solely in tangible personal property granted pursuant to any purchase money agreement, conditional sales contract or capital lease under which, solely with respect to conditional sales contracts and capital leases, there exists an aggregate future liability not in excess of $25,000 per contract or lease (which amount was not more than the purchase price for such personal property and which security interest does not extend to any other item or items of personal property);

(iv)   declared, set aside, made or paid any dividend or other distribution to any holder with respect to its capital stock or other securities;

(v)   redeemed, purchased or otherwise acquired, directly or indirectly, any of its capital stock or other securities;

(vi)   increased the compensation of any of its non-executive employees, except in the ordinary course of business consistent with past practice and in a commercially reasonable manner, or increased the compensation of any of its executive officers;

(vii)   adopted or, except as required by Law, amended, any Employee Benefit Plan;

(viii)   extended, terminated or modified any Contract, permitted any renewal notice period or option period to lapse with respect to any Contract or received any written notice of termination of any Contract, except for terminations of Contracts upon their expiration during such period in accordance with their terms;

(ix)   incurred or assumed any indebtedness for borrowed money or guaranteed any obligation or the net worth of any Person, except for endorsements of negotiable instruments for collection in the ordinary course of business consistent with past practice and in a commercially reasonable manner;

(x)   incurred any liabilities, debts or obligations (whether absolute, accrued, contingent or otherwise), except for liabilities incurred in the ordinary course of business consistent with past practice and in a commercially reasonable manner;

(xi)   incurred any liability, debt or obligation (whether absolute, accrued, contingent or otherwise) to or of any Affiliated Person, or made any Affiliate Loans;

(xii)   discharged or satisfied any Encumbrance other than those then required to be discharged or satisfied during such period in accordance with their original terms;

(xiii)   paid any obligation or liability (absolute, accrued, contingent or otherwise), whether due or to become due, except for any current liabilities and the current portion of any long term liabilities shown on the Financial Statements or incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice and in a commercially reasonable manner;

(xiv)   sold, transferred, leased to others or otherwise disposed of any assets having a fair market value in excess of $25,000, except sales of inventory and dispositions of obsolete assets no longer used or useful in the business of the Company, in each case in the ordinary course of business consistent with past practice and in a commercially reasonable manner;

(xv)   cancelled, waived or compromised any debt or claim;

(xvi)   suffered any damage or destruction to, loss of, or condemnation or eminent domain proceeding relating to any of its tangible properties or assets (whether or not covered by insurance);

(xvii)   lost the employment services of any employee whose annual salary exceeded $50,000;

(xviii)   made any loan or advance to any Person, other than travel and other similar routine advances to employees in the ordinary course of business consistent with past practice and in a commercially reasonable manner;

(xix)   purchased or acquired any capital stock or other securities of any other corporation or any ownership interest in any other business enterprise or Person;

(xx)   made capital expenditures or capital additions or betterments in amounts which exceeded $2,000 in the aggregate;

(xxi)   changed its method of accounting or its accounting principles or practices, including any policies or practices with respect to the establishment of reserves for work-in-process and accounts receivable, utilized in the preparation of the Financial Statements, other than as required by GAAP;

(xxii)   instituted or settled any litigation or any legal, administrative or arbitration action or proceeding before any court or Governmental Body relating to it or any of its properties or assets;

(xxiii)   made any new elections or changed any current elections with respect to its Taxes;

(xxiv)   entered into any transaction with any Affiliated Person;

(xxv)   entered into any agreements, commitments or contracts, except those made in the ordinary course of business consistent with past practice and in a commercially reasonable manner;

(xxvi)   failed to maintain reserves at historical levels and consistent with past practice; or

(xxvii)   entered into any agreement or commitment to do any of the foregoing.

4.19   Books and Records.  The books and records of the Company with respect to the Company, its operations, employees and properties have been maintained in the usual, regular and ordinary manner, all entries with respect thereto have been accurately made in all material respects, and all transactions involving the Company have been accurately accounted for.

4.20   Transactions with Affiliated Persons.  Except as set forth in Section 4.20 of the Disclosure Schedule and except (i) for employment relationships between the Company and employees of the Company, (ii) for remuneration by the Company for services rendered as a director, officer or employee of the Company, or (iii) as set forth in Section 4.20 of the Disclosure Schedule, reimbursement of expenses in the ordinary course of business consistent with past practice to directors, officers and employees, (A) the Company has not, and has not since its inception, in the ordinary course of business consistent with past practice or otherwise, directly or indirectly, purchased, leased or otherwise acquired any property or obtained any services from, or sold, leased or otherwise disposed of any property or furnished any services to, any Affiliated Person; (B) the Company does not owe any amount to any Affiliated Person; (C) no Affiliated Person owes any amount to the Company; and (D) no part of the property or assets of any Affiliated Person is used by the Company in the conduct or operation of its business.

4.21   Customer and Supplier Relationships.

(a)   Section 4.21(a) of the Disclosure Schedule lists the ten (10) largest customers of the Company for the fiscal years ended December 31, 2007, 2008 and 2009.  Except as set forth in Section 4.21(a) of the Disclosure Schedule, to the Knowledge of Seller and the Company, there are no facts or circumstances (including the consummation of the transactions contemplated hereby) that are likely to result in the loss of any one customer or group of customers of the Company or a material adverse change in the relationship of the Company with such a customer or group of customers.  The Company generally has a good relationship with each of its ten (10) largest customers.

(b)   Section 4.21(b) of the Disclosure Schedule lists the top ten (10) largest suppliers of products to the Company for the fiscal years ended December 31, 2007, 2008 and 2009.  Except as set forth in Section 4.21(b) of the Disclosure Schedule, to the Knowledge of Seller and the Company, there are no facts or circumstances (including the consummation of the transactions contemplated hereby) that are likely to result in the loss of any one supplier or group of suppliers of the Company or a material adverse change in the relationship of the Company with such a supplier or group of suppliers.  The Company generally has a good relationship with each of its ten (10) largest suppliers.

4.22   Absence of Certain Business Practices.  Neither Seller nor the Company, nor any of their directors or officers, nor, to the Knowledge of Seller and the Company, the employees or agents of the Company, have, directly or indirectly, (a) made any contribution or gift which contribution or gift is in violation of any applicable Law, (b) made any bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained for or in respect of the Company or any Affiliated Person of the Company, or (iv) in violation of any Law or legal requirement, or (c) established or maintained any fund or asset of the Company that has not been recorded in the books and records of the Company.

4.23   Brokers and Finders.  Except as set forth in Section 4.23 of the Disclosure Schedule, no broker, finder or investment advisor has been engaged by Seller or the Company in connection with the transactions contemplated by this Agreement.

4.24   Restrictions on Business Activities.  Except as set forth in Section 4.24 of the Disclosure Schedule, there is no judgment, injunction, order or decree binding upon the Company or Seller or, to the Knowledge of Seller and the Company, threatened, that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of the Company as currently conducted or any business practice of the Company, including the acquisition of property, the sale of products, the provision of services, the hiring of employees, and the solicitation of customers, in each case either individually or in the aggregate.

4.25   Payables.  Except as set forth in Section 4.25 of the Disclosure Schedule, all accounts payable of the Company have arisen in the ordinary course of business consistent with past practice.  All items which are required by GAAP to be reflected as payables in the Financial Statements and on the books and records of the Company are so reflected and have been recorded in accordance with GAAP and in a commercially reasonable manner.  There has been no material adverse change since December 31, 2009 in the amount or delinquency of accounts payable of the Company, either individually or in the aggregate.

4.26   Receivables.  Except as set forth in Section 4.26 of the Disclosure Schedule, all accounts receivable of the Company have arisen in the ordinary course of business consistent with past practice, represent valid obligations to the Company arising from bona fide transactions, and, to the Knowledge of Seller and the Company, are not subject to claims, set-off, or other defenses or counterclaims.  All items which are required by GAAP to be reflected as receivables in the Financial Statements and on the books and records of the Company are so reflected and have been recorded in accordance with GAAP and in a commercially reasonable manner.

4.27   Business Relations.  Except as set forth in Section 4.27 of the Disclosure Schedule, the Company is not required to provide any bonding or any other financial security arrangements in connection with any transaction with any customer or supplier.  Since December 31, 2007, neither the Company nor Seller has received any notice of any disruption (including delayed deliveries or allocations by suppliers) in the availability of any materials or products used in the business of the Company, nor do any of them have reason to believe that any such disruption will occur in connection with the business of the Company.  There are no sole source suppliers of goods, equipment or services used by the Company (other than public utilities) with respect to which practical alternative sources of supply are unavailable.

4.28   Disclosure.  No representation or warranty by Seller contained in this Agreement or any Transaction Document or any statement or certificate furnished by Seller to Madden or its representatives in connection herewith or therewith or pursuant hereto or thereto contains any untrue statement of a material fact, or omits to state any material fact required to make the statements herein or therein contained not misleading, in light of the circumstances in which they were made.  There is no fact or circumstance known to Seller which could be reasonably expected to have a Material Adverse Effect.

ARTICLE V

Representations and Warranties of Madden

Madden represents and warrants to Seller as follows:

5.1   Organization and Good Standing.  Madden is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to enter into and carry out its obligations under this Agreement and the other Transaction Documents to which Madden is a party.

5.2   Authorization.  The execution and delivery by Madden of this Agreement and the other Transaction Documents to which Madden is a party have been duly authorized by all necessary corporate action required on the part of Madden.  This Agreement and the other Transaction Documents to which Madden is a party have been duly executed and delivered by Madden and, assuming due authorization, execution and delivery by the other parties thereto, constitute legal, valid and binding obligations of Madden, enforceable against Madden in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the rights of creditors generally and by general principles of equity.

5.3   No Conflicts; Consents.  Neither the execution and delivery by Madden of this Agreement or any of the Transaction Documents to which Madden is a party nor the consummation by Madden of the transactions contemplated hereby or thereby will, with or without notice or lapse of time or both, directly or indirectly (i) conflict with or violate the charter or by-laws of Madden, or (ii) conflict with, violate, result in the breach of any term of, constitute a default under or require the consent or approval of, or any notice to or filing with any Person under, any note, mortgage, deed of trust or other agreement or instrument to which Madden is a party or by which Madden is bound, or any Law, writ or injunction of any Governmental Body having jurisdiction over Madden, except with respect to clause (ii) where such conflict, violation, breach or default, or the failure to obtain such consent or approval, give such notice or make such filing, would not materially adversely impair the ability of Madden to consummate the transactions contemplated hereby.

5.4   Litigation.  No lawsuit, governmental investigation or legal, administrative, or arbitration action or proceeding is pending or, to the Knowledge of Madden, threatened against Madden, or any director, officer or employee of Madden in his or her capacity as such, which questions the validity of this Agreement or seeks to prohibit, enjoin or otherwise challenge the consummation of the transactions contemplated hereby.

5.5   Brokers and Finders.  No broker, finder or financial advisor has been engaged by Madden in connection with the transactions contemplated by this Agreement.  Madden shall be responsible for and shall pay all fees, commissions and costs of any such broker, finder or financial advisor.

5.6   Investment Intent.  Madden is acquiring all of the Company Shares for its own account and for investment purposes and not with a view to the sale or other distribution of any of the Company Shares.

ARTICLE VI

Covenants of Seller

Seller hereby covenants and agrees as follows:

6.1   Ordinary Course.  From the date hereof until the Closing, other than as contemplated by this Agreement, Seller will use his commercially reasonable efforts to (a) cause the Company to (i) maintain its corporate existence in good standing, (ii) maintain in effect all of its presently existing insurance coverage (or substantially equivalent insurance coverage), preserve its business organization substantially intact, keep the services of its present principal employees and preserve its present business relationships with its material suppliers and customers, (iii) maintain the lines of business of the Company, and (iv) in all material respects conduct its business in the usual and ordinary course consistent with past practice and in a commercially reasonable manner, without a material change in current operational policies, subject, in each case, to the restrictions set forth in Section 6.2, and (b) permit Madden, its accountants, its legal counsel and its other representatives reasonable access to the management, accountants, legal counsel, minute books and stock transfer records, other books and records, contracts, agreements, properties and operations of the Company at all reasonable times upon reasonable notice (provided that all such parties shall be subject to the terms of the Confidentiality Agreement).

6.2   Conduct of Business.  From the date hereof until the Closing, other than as contemplated by this Agreement or as set forth in Section 6.2 of the Disclosure Schedule, Seller will cause the Company not to do any of the following without the prior written consent of Madden:

(i)   amend or otherwise modify its organizational documents or alter, through merger, liquidation, reorganization, restructuring or in any other fashion, its corporate structure or ownership;

(ii)   other than pursuant to Section 2.1, issue or sell, or authorize for issuance or sale, or grant any options or make other agreements, arrangements or understandings of the type referred to in Section 4.2(b) with respect to, any shares of its capital stock or any other of its securities, or alter any term of any of its outstanding securities or make any change in its outstanding shares of capital stock or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

(iii)   mortgage, pledge or grant any security interest in any of its assets, except Permitted Encumbrances and security interests solely in tangible personal property granted pursuant to any purchase money agreement, conditional sales contract or capital lease under which, solely with respect to conditional sales contracts and capital leases, there exists an aggregate future liability not in excess of $25,000 per contract or lease (which amount is not more than the purchase price for such personal property and which security interest does not extend to any other item or items of personal property);

(iv)   declare, set aside, make or pay any dividend or other distribution to any holder with respect to its capital stock or other securities, except for the distributions of cash listed on Schedule 6.2(iv) of the Disclosure Schedule;

(v)   redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities;

(vi)   increase the compensation of any of its non-executive employees, except in the ordinary course of business consistent with past practice and in a commercially reasonable manner, or increase the compensation of any of its executive officers;

(vii)   adopt or, except as otherwise required by Law, amend, any Employee Benefit Plan or enter into any collective bargaining agreement;

(viii)   extend, terminate or modify any Contract or permit any renewal notice period or option period to lapse with respect to any Contract, except for terminations of Contracts upon their expiration during such period in accordance with their terms;

(ix)   incur or assume any indebtedness for borrowed money or guarantee any obligation or the net worth of any Person, except for endorsements of negotiable instruments for collection in the ordinary course of business consistent with past practice;

(x)   incur any liabilities, debts or obligations (whether absolute, accrued, contingent or otherwise), except for liabilities incurred in the ordinary course of business consistent with past practice and in a commercially reasonable manner;

(xi)   incur any liability, debt or obligation (whether absolute, accrued, contingent or otherwise) to or of any Affiliated Person, or make any Affiliate Loans;

(xii)   discharge or satisfy any Encumbrance other than those which are required to be discharged or satisfied during such period in accordance with their original terms;

(xiii)   pay any obligation or liability (absolute, accrued, contingent or otherwise), whether due or to become due, except for any current liabilities, and the current portion of any long term liabilities shown on the Financial Statements or incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice and in a commercially reasonable manner;

(xiv)   sell, transfer, lease to others or otherwise dispose of any of its properties or assets having a fair market value in excess of $25,000, except sales of inventory and dispositions of obsolete assets no longer used or useful in its business, in each case in the ordinary course of business consistent with past practice and in a commercially reasonable manner;

(xv)   cancel, waive or compromise any debt or claim;

(xvi)   make any loan or advance to any Person, other than travel and other similar routine advances to employees in the ordinary course of business consistent with past practice and in a commercially reasonable manner;

(xvii)   purchase or acquire any capital stock or other securities of any other corporation or any ownership interest in any other business enterprise or Person;

(xviii)   make capital expenditures or capital additions or betterments in amounts which exceed $2,000 in the aggregate;

(xix)   change its method of accounting or its accounting principles or practices, including any policies or practices with respect to the establishment of reserves for work-in-process, inventory and accounts receivable, utilized in the preparation of the Financial Statements, other than as required by GAAP;

(xx)   institute or settle any litigation or any legal, administrative or arbitration action or proceeding before any court or Governmental Body relating to it or any of its properties or assets;

(xxi)   make any settlements or new elections, or change any current elections, with respect to its Taxes;

(xxii)   enter into any agreements, commitments or contracts for any real property leases;

(xxiii)   enter into any transaction with any Affiliated Person;

(xxiv)   enter into any other agreements, commitments or contracts, except those made in the ordinary course of business consistent with past practice and in a commercially reasonable manner;

(xxv)   fail to maintain reserves at historical levels and consistent with past practice; or

(xxvi)   enter into any agreement or commitment to do any of the foregoing.

6.3   Certain Filings.  Seller agrees to make or cause to be made all filings with Governmental Bodies that are required to be made by Seller or by the Company to carry out the transactions contemplated by this Agreement, including as required under any applicable anti-competition Law.  Seller agrees to assist, and to cause the Company to assist, Madden in making all such filings, applications and notices as may be necessary or desirable in order to obtain the authorization, approval or consent of any Governmental Body which may be reasonably required or which Madden may reasonably request in connection with the consummation of the transactions contemplated hereby, including as required under any applicable anti-competition Law.

6.4   Consents and Approvals.  Seller agrees to use its good faith commercially reasonable efforts to obtain, or to cause the Company to obtain, as promptly as practicable, but not later than the Closing in any event, all consents, authorizations, approvals and waivers required in connection with the consummation of the transactions contemplated by this Agreement.

6.5   Efforts to Satisfy Conditions.  Seller agrees to use its good faith commercially reasonable efforts to satisfy the conditions set forth in Article IX.

6.6   Further Assurances.  Seller agrees to execute and deliver, and to cause the Company to execute and deliver, such additional documents and instruments, and to perform such additional acts as Madden may reasonably request to effectuate or carry out and perform all the terms, provisions and conditions of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby and to effectuate the intent and purposes hereof.

6.7   Notification of Certain Matters.  Promptly after obtaining knowledge thereof, Seller shall notify Madden in writing of (a) the occurrence or non-occurrence of any fact or event which causes or would be reasonably likely to cause (i) any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or (ii) any covenant, condition or agreement of Seller in this Agreement not to be complied with or satisfied in any material respect, and (b) any failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Seller hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of Seller, or the right of Madden to rely thereon, or the conditions to the obligations of Madden except as provided in the following sentence.  If Seller notifies Madden in writing of any matter referred to in the preceding clause (a)(i) and Madden nevertheless consummates the transactions contemplated hereby, Madden shall have no claim against Seller for a breach of such representation or warranty based on the information contained in such notification and the provisions of Section 12.2 shall not apply with respect to any such matter.  Seller shall give prompt notice in writing to Madden of any notice or other communication from any third party alleging that the consent of such third party is or may be required to be obtained by Seller or the Company in connection with the transactions contemplated by this Agreement.

6.8   Closing Date Debt.  Seller shall cause the Company to be free of any and all Debt as of the Closing Date.

6.9   Brokers and Finders.  Seller (and not the Company) shall be responsible for and shall pay all fees, commissions and costs of any such broker, finder or investment advisor.

ARTICLE VII

Covenants of Madden

Madden hereby covenants and agrees as follows:

7.1   Certain Filings.  Madden agrees to make or cause to be made all filings with Governmental Bodies that are required to be made by Madden or its affiliates to carry out the transactions contemplated by this Agreement, including as required under any applicable anti-competition Law. Madden agrees to assist Seller in making all such filings, applications and notices as may be necessary or desirable in order to obtain the authorization, approval or consent of any Governmental Body which may be reasonably required or which Seller may reasonably request in connection with the consummation of the transactions contemplated hereby, including as required under any applicable anti-competition Law.

7.2   Efforts to Satisfy Conditions.  Madden agrees to use its good faith commercially reasonable efforts to satisfy the conditions set forth in Article X hereof that are within its control.

7.3   Further Assurances.  Madden agrees to execute and deliver such additional documents and instruments, and to perform such additional acts, as Seller may reasonably request to effectuate or carry out and perform all the terms, provisions and conditions of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby and to effectuate the intent and purposes hereof.

7.4   Notification of Certain Matters.  Promptly after obtaining knowledge thereof, Madden shall notify Seller of (a) the occurrence or non-occurrence of any fact or event which causes or would be reasonably likely to cause (i) any representation or warranty of Madden contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or (ii) any covenant, condition or agreement of Madden in this Agreement not to be complied with or satisfied in any material respect and (b) any failure of Madden to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of Madden or Seller’s right to rely thereon, or the conditions to the obligations of Seller except as provided in the following sentence.  If Madden notifies Seller in writing of any matter referred to in the preceding clause (a)(i) and Seller nevertheless consummates the transactions contemplated hereby, Seller shall have no claim against Madden for a breach of such representation or warranty based on the information contained in such notification and the provisions of Section 12.3 shall not apply with respect to any such matter.  Madden shall give prompt notice in writing to Seller of any notice or other communication from any third party alleging that the consent of such third party is or may be required to be obtained by Madden in connection with the transactions contemplated by this Agreement.

ARTICLE VIII

Certain Other Agreements

8.1   Certain Tax Matters. The parties hereby further covenant and agree as follows:

(a)   Tax Returns and Cooperation.

(i)   Seller shall, or shall use good faith commercially reasonable efforts to cause the Company to, prepare and timely file, in a commercially reasonable manner, all Returns and amendments thereto required to be filed by or for the Company for all taxable periods ending on or before the Closing Date.  If the due date (including extensions) to file any such Return is after the Closing Date and Seller by law is not authorized to sign such Returns on the Company’s behalf, Madden shall provide a requisite power of attorney to sign such Returns to Seller not more than five (5) days after Madden’s, the Company’s or any affiliate’s receipt of any such Returns from Seller.  Madden will be given a reasonable opportunity to review and comment on all such Returns required to be filed after the date hereof.

(ii)   Except to the extent taken into account in determining Closing Date Net Working Capital, Seller shall be liable for all Taxes of the Company for the Pre-Closing Period except for any Taxes that will result by reason of a 338(h)(10) Election or analogous elections made pursuant to Section 8.1(b), grossed-up by Madden for any additional Taxes on the receipt so that the payment of such Taxes is made on an after-tax basis (with respect to which Madden will be liable on an after-tax basis).  Seller shall be liable for all Taxes of Seller for any taxable year or taxable period, except for any Taxes that result by reason of a 338(h)(10) Election or analogous elections made pursuant to Section 8.1(b), grossed-up by Madden for any additional Taxes on the receipt so that the payment of such Taxes is made on an after-tax basis (with respect to which Madden will be liable on an after-tax basis).  In the case of any taxable period that includes (but does not begin or end on) the Closing Date (a “Straddle Period”), the portion of the Taxes of the Company which were incurred in the ordinary course of its business for such Straddle Period attributable to the period prior to close of the Closing Date shall be treated as Taxes of a Pre-Closing Period.  The amount of Straddle Period Taxes of the Company that are treated as Taxes of a Pre-Closing Period shall be computed (x) in the case of income, franchise, sales, or similar taxes, pursuant to an interim closing of the books method by assuming that the Company had a taxable year or period which ended on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a per-diem basis and (y) in the case of real property Taxes, personal property taxes and similar ad valorem obligations by prorating such Taxes owed for the Straddle Period on a per-diem basis.

(iii)   The Company shall be liable for any and all Taxes imposed on the Company relating to or apportioned to any taxable year or portion thereof beginning on or after the Closing Date and ending after the Closing Date.  Seller shall be liable for any and all Taxes imposed on the Company relating to or apportioned to any taxable year or portion thereof beginning prior to the Closing Date and ending prior the Closing Date.

(iv)   Any Tax refunds that are received by Madden, the Company or any Affiliate thereof, and any amounts credited against Tax to which Madden, the Company or any Affiliate thereof become entitled, that relate to taxable periods (or portions thereof) ending on or before the Closing Date shall be for the account of Seller and Madden shall pay over to Seller any such refund or the amount of any such credit within ten (10) days after receipt or entitlement thereto.  In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a taxing authority to Madden, the Company or any affiliate thereof of any amount accrued on the most recent Balance Sheet, Madden shall pay such amount to Seller within ten (10) days after receipt or entitlement thereto.

(v)   Madden and Seller shall each cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Returns pursuant to this Section 8.1(a) and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records, assistance and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Seller (before the Closing) and Madden (after the Closing) shall each cause the Company (A) to retain all books and records with respect to Tax matters pertinent to it relating to any taxable period beginning before the Closing Date until the expiration of the statutory period of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records.

(vi)   Madden and Seller further agree, upon request, to use good faith commercially reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby); provided that such certificate or other document does not increase the Tax of Madden or Seller.

(vii)   Any amended Return or claim for Tax refund for any Pre-Closing Period (other than a Straddle Period) shall be filed, or cause to be filed only by Seller.  If Seller by law is not authorized to sign such amended Returns, Madden shall provide a requisite power of attorney to sign such Returns to Seller.  Madden shall not file an amended Return for a Straddle Period without the consent of Seller, which consent shall not be unreasonably withheld or delayed.

(viii)   If in connection with any examination, investigation, audit or other proceeding in respect to any Return of the Company, any Governmental Body issues to the Company a written notice of deficiency, a notice of reassessment, a proposed adjustment, Madden or the Company shall notify Seller of its receipt of such communication from the Governmental Body within twenty (20) days after receiving any such notice.  Except as provided below, Seller shall, at his expense, have the right to control the contest of any such assessment, proposal, claim, reassessment, demand or other proceedings in connection with any Pre-Closing Period Return (other than a Straddle Period Return).  Notwithstanding anything in this Agreement to the contrary, if any examination, investigation, audit or other proceeding relates to a Straddle Period Return, Madden and/or the Company shall participate in, control and resolve such examination, investigation, audit or other proceeding; provided, however, that if such examination, investigation, audit or other proceeding relates to the portion of the taxable period ending on the Closing Date, then Seller may, at his expense, participate in such defense.  Madden and/or the Company shall not compromise or settle such contest or proceeding without the written consent of the Seller which consent shall not be unreasonably withheld or delayed.

(b)   338(h)(10) Election.

(i)   At the request of Madden, Madden and Seller shall timely make a joint election under Section 338(h)(10) of the Code (a “338(h)(10) Election”) with respect to the purchase of the shares of the Company.  Madden and Seller shall, at the request of Madden, make any analogous election with respect to state, local or foreign Taxes, to the extent that such election is separately available.  Madden and Seller shall exchange completed and executed copies of (A) IRS Form 8023 and required schedules thereto and (B) to the extent required, any similar forms with respect to state, local or foreign Taxes, which shall in each case be completed in a manner consistent with the Final Allocation (as defined below), as soon after the preparation of the Final Allocation as is reasonably practicable.

(ii)   Unless Madden determines that it will not make a 338(h)(10) Election and within fifteen (15) days after the date hereof provides to Seller written notice thereof, Madden shall, within sixty (60) days after the Closing, determine and provide to Seller the allocation of the purchase price, as determined for United States federal income Tax purposes, among the assets deemed acquired for United States federal income Tax purposes assuming a 338(h)(10) Election was made with respect to the Company Shares (the “Final Allocation”).  The Final Allocation shall be made in accordance with the Code and any applicable Treasury Regulations and any allocation to inventory will be equal to the fully adjusted tax basis.  The Final Allocation shall be redetermined, consistent with the principles set forth above, upon the happening of any event reasonably requiring such redetermination, including, without limitation, any adjustments to taxable income, post-closing adjustments pursuant to Section 2.3(b) and the payment to Seller of the Earn-Out Payment pursuant to the Earn-Out Agreement.  The Final Allocation, once determined, shall be annexed to this Agreement as Exhibit D, and any redetermination of the Final Allocation pursuant to the preceding sentence shall likewise be annexed to this Agreement with an appropriate designation.  The Final Allocation (and any redetermination thereof) shall be binding on Seller and Madden for all Tax and financial reporting purposes.

(iii)   Notwithstanding anything herein to the contrary, Madden shall reimburse Seller for the increased Taxes, if any, incurred by Seller with respect to the year in which the Closing occurs and/or any subsequent year as a result of any 338(h)(10) Election or analogous elections made (taking into account the Final Allocation) (as grossed-up for additional Taxes of Seller and/or the Company on the receipt of such payment) such that Seller will receive the same after-tax proceeds with respect to the year in which the Closing occurs and/or any subsequent year as if Seller had sold stock and no 338(h)(10) Election or analogous elections had been made (“338(h)(10) Grossed-Up Payment”).  Within thirty (30) days after determination of the Final Allocation, Seller shall provide to Madden a schedule, with supporting workpapers, which shall be based upon the Final Allocation, setting forth (A) the amount of Taxes incurred by Seller with respect to the year in which the Closing occurs from the sale of the Company Shares with respect to which a 338(h)(10) Election or analogous election is made taking into account a receipt of the 338(h)(10) Grossed-Up Payment and (B) the amount of Taxes that would have been incurred by Seller with respect to the year in which the Closing occurs from the sale of such Company Shares determined as if no such election were made.  In the event that Madden’s payment of all or a portion of the 338(h)(10) Grossed-Up Payment (or portions thereof) to Seller occurs (or will occur) after the end of the year in which the Closing occurs (including the years in which the Earn-Out Payment is made), then Seller shall provide Madden with a recomputed schedule, with supporting workpapers, setting forth the amount of any additional Taxes incurred by Seller with respect to such year following the year in which the Closing occurs as a result of a 338(h)(10) Election or any analogous election.  Unless Madden disputes the schedule by providing written notice to Seller within fifteen (15) days after the receipt thereof, Seller’s schedule shall be final, binding and conclusive on the parties for all Tax purposes.  If Madden and Seller cannot agree on the proper amount that Madden is required to pay Seller, pursuant to this Section 8.1(b)(iii) within twenty (20) days after the provision of written notice to Seller, such dispute shall be settled, within thirty (30) days after its submission, by the Independent Accounting Firm, and the amount that the Independent Accounting Firm determines is required to be paid pursuant to this Section 8.1(b)(iii) shall be final, binding and conclusive on the parties for all Tax purposes.  Madden and Seller shall submit the dispute to the Independent Accounting Firm within twenty (20) days after the receipt by Seller of the written objection.  Seller’s schedule and the determination of any amounts required to be paid pursuant to this Section 8.1(b)(iii) shall be consistent with and based upon, inter alia, the principles, statements and, if applicable, assumptions set forth in Exhibit D-1 attached hereto, which shall also be applied by the Independent Accounting Firm in settling any dispute hereunder.  Madden shall pay the amounts required to be paid pursuant to this Section 8.1(b)(iii) on or before the date Seller is required to pay Taxes as a result of the 338(h)(10) Election or analogous election.

(iv)   In addition to the foregoing, Madden shall reimburse Seller for any reasonable documented out-of-pocket professional fees and expenses incurred by Seller in connection with determining the parties’ obligations, if any, under clause (iii) above.

(v)   Madden shall promptly provide written notice to Seller of any audit or other investigation that may be initiated in connection with a 338(h)(10) Election or any analogous election.

8.2   Employee Matters.  On the Closing Date, Madden shall offer employment to those individuals listed under the heading “Hired Employees” in Section 8.2 of the Disclosure Schedule (the “Hired Employees”), which employment shall be on such terms and with such compensation and benefits as are comparable to similarly situated employees of Madden; provided that, to the extent that each such Hired Employee accepts employment with Madden, such Hired Employee shall initially receive compensation in an amount no less than the amount set forth opposite such Hired Employee’s name on Section 8.2 of the Disclosure Schedule, Madden shall pay to each such Hired Employee a lump sum equal to the amount set forth opposite such Hired Employee’s name on Section 8.2 of the Disclosure Schedule in respect of such Hired Employee’s relocation to the New York metropolitan area (the “Relocation Payment”), which Relocation Payment shall be deemed compensation to each such Hired Employee, and each such Hired Employee shall receive benefits based on the date such Hired Employee started employment at the Company as set forth opposite such Hired Employee’s name on Schedule 8.2 of the Disclosure Schedule. Except as set forth in Section 8.2 of the Disclosure Schedule, Madden agrees to pay severance to each individual listed under the heading “Terminated Employees” in Section 8.2 of the Disclosure Schedule in an amount equal to one month of such Terminated Employee’s annual salary as of the date hereof as set forth opposite such Terminated Employee’s name on Section 8.2 of the Disclosure Schedule, provided that each such Terminated Employee shall be required to sign a release before they will be eligible to receive any severance payment.  Notwithstanding the foregoing, and without limiting the provisions of Section 13.7 hereof, this Section 8.2 shall not confer any rights or remedies upon any Person other than the parties hereto and their respective heirs, personal representatives, legatees, successors and permitted assigns.

ARTICLE IX

Conditions Precedent to Obligations of Madden

The obligations of Madden under Article II and Article III shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by Madden:

9.1   Representations and Warranties.  Each and every representation and warranty of Seller contained in this Agreement, and any schedule or any certificate delivered pursuant hereto, shall have been true and correct when made and shall be repeated at the Closing and (a) if qualified by materiality (or any variation of such term), shall be true and correct (as so qualified) as of the Closing Date, except that any such representation or warranty that is made as of a specified date shall only be required to be true and correct as of that date, and (b) if not qualified by materiality (or any variation of such term), shall be true and correct in all material respects as of the Closing Date, except that any such representation or warranty that is made as of a specified date shall only be required to be true and correct in all material respects as of that date.

9.2   Compliance with Covenants.  Seller shall have performed and observed all covenants and agreements to be performed or observed by Seller under this Agreement at or before the Closing.

9.3   Lack of Adverse Change.  Since the date of the Balance Sheet, there shall not have occurred any circumstance or event which, individually or in the aggregate, has had or is reasonably likely to result in a Material Adverse Effect, including a material decrease in the revenue of the Company.

9.4   Update Certificate.  Madden shall have received a favorable certificate, dated the Closing Date, signed by Seller as to the matters set forth in Sections 9.1, 9.2 and 9.3.

9.5   Balance Sheet.  Madden shall have received an unaudited balance sheet of the Company as of the Closing Date, reflecting that, as of the Closing Date, the Company is free of any and all Cash-On-Hand and Debt as of the Closing Date, other than the Remaining Cash.

9.6   Regulatory Approvals.  All approvals and consents of Governmental Bodies required to carry out the transactions contemplated by this Agreement shall have been obtained.

9.7   Consents of Third Parties.  Except as set forth in Section 9.7 of the Disclosure Schedule, all consents from third parties to Contracts or otherwise that are required to be listed in Section 4.4 of the Disclosure Schedule in order to avoid a misrepresentation under Section 4.4 shall have been obtained in writing.

9.8   FIRPTA Affidavit.  Seller shall have provided to Madden a duly sworn affidavit dated as of the Closing Date that Seller is not a “foreign person,” setting forth Seller’s taxpayer identification number and otherwise meeting the requirements of Section 1445(b)(2) of the Code and the Treasury Regulations promulgated thereunder.

9.9   No Violation of Orders.  No preliminary or permanent injunction or other order issued by any Governmental Body, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Body, that declares this Agreement invalid or unenforceable in any material respect or that prevents or delays the consummation of the transactions contemplated hereby or which imposes or will impose restrictions on Madden’s right or ability to operate the business of the Company shall be in effect; and no action or proceeding before any Governmental Body shall have been instituted or, to the Knowledge of Seller and the Company, threatened by any Governmental Body, or by any other Person, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement or which seeks to impose restrictions on Madden’s right or ability to operate the business of the Company, or seeks to require Madden to dispose of any of its businesses, operations, properties or assets or any claim relating to the equity of the Company.

9.10   Employment Agreement.  Madden and Seller shall have entered into the Employment Agreement, and the Employment Agreement shall be in full force and effect with no notice that Seller does not intend to honor such Employment Agreement.

9.11   Transaction Documents.  The Company and Seller shall have entered into each of the other Transaction Documents to which they are a party.

9.12   Other Closing Matters.  Madden shall have received such other supporting information in confirmation of the representations, warranties, covenants and agreements of Seller and the satisfaction of the conditions to Madden’s obligation to close hereunder as Madden or its counsel may reasonably request.

ARTICLE X

Conditions Precedent to Obligations of Seller

The obligations of Seller under Article II and Article III shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by Seller:

10.1   Representations and Warranties.  Each and every representation and warranty of Madden contained in this Agreement, and any schedule or any certificate delivered pursuant hereto, shall have been true and correct when made and shall be repeated at the Closing and (a) if qualified by materiality (or any variation of such term), shall be true and correct as of the Closing Date (as so qualified), except that any such representation or warranty that is made as of a specified date shall only be required to be true and correct as of that date, and (b) if not qualified by materiality (or any variation of such term), shall be true and correct in all material respects as of the Closing Date, except that any such representation or warranty that is made as of a specified date shall only be required to be true and correct in all material respects as of that date.

10.2   Compliance with Covenants.  Madden shall have performed and observed all covenants and agreements to be performed or observed by it under this Agreement at or before the Closing.

10.3   Update Certificate.  Seller shall have received a favorable certificate, dated the Closing Date, signed by Madden as to the matters set forth in Sections 10.1 and 10.2.

10.4   Regulatory Approvals.  All material approvals and consents of Governmental Bodies required to carry out the transactions contemplated by this Agreement shall have been obtained.

10.5   No Violation of Orders.  No preliminary or permanent injunction or other order issued by any Governmental Body, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Body, that declares this Agreement invalid or unenforceable in any material respect or that prevents the consummation of the transactions contemplated hereby or which would impose restrictions on the ability of the Company to operate in accordance with the terms of the Earn-Out Agreement shall be in effect.

10.6   Transaction Documents.  Madden shall have entered into each of the other Transaction Documents to which it is a party.

10.7   Other Closing Matters.  Seller shall have received such other supporting information in confirmation of the representations, warranties, covenants and agreements of Madden and the satisfaction of the conditions to Seller’s obligations to close hereunder as Seller or its counsel may reasonably request.

ARTICLE XI

[Intentionally omitted]

ARTICLE XII

Indemnification

12.1   Survival of Representations, Warranties and Covenants.  The parties to this Agreement hereby agree that the remedy for any breach or inaccuracy of a representation or warranty, covenant or agreement contained in this Agreement or the Earn-Out Agreement shall be the indemnification provisions set out in this Article XII; provided, however, that nothing in this Section 12.1 shall prohibit any party from seeking specific performance or injunctive relief against any other party in respect of a breach by such other party of any covenant hereunder; and provided further, that nothing in this Section 12.1 shall limit any party’s remedies for a breach of a covenant occurring prior to the Closing nor limit the exercise of any other remedies expressly set forth in the Earn-Out Agreement.

(a)   The representations and warranties of the parties contained in this Agreement, any schedule or any certificate delivered pursuant hereto, shall survive the Closing and shall continue in full force and effect (a) in the case of the representations and warranties of Seller and Madden contained in Sections 4.6, 4.15, 4.16, 4.23 and 5.5 until thirty (30) days following the expiration of the applicable statutory period of limitations with respect to the matter to which the claim relates, as such limitation period may be extended from time to time, (b) in the case of the representations and warranties of Seller and Madden contained in Sections 4.1, 4.2, 4.3, 4.20, 5.1 and 5.2, indefinitely, and (c) in the case of all other representations and warranties of the parties contained in this Agreement, and in any schedule or any certificate delivered pursuant hereto, until eighteen (18) months after the Closing Date.  Each party hereto shall be entitled to rely on any such representation or warranty regardless of any independent knowledge of such party or any inquiry or investigation made by or on behalf of such party. Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought hereunder shall survive the time at which it would otherwise terminate pursuant to this Section 12.1 if notice of the breach thereof shall have been given to the party against whom such indemnity may be sought prior to the expiration of the applicable survival period.

(b)   The parties’ covenants and agreements under this Agreement shall survive the Closing indefinitely unless a shorter period of performance is specified with respect to such covenant or agreement.

12.2   Indemnification by Seller.

(a)   Subject to Section 12.2(b), 12.9 and 12.10, Seller shall indemnify and hold harmless Madden, the Company, and each of their respective stockholders, directors, officers, employees, agents and representatives, and the successors and assigns of each of the foregoing (collectively, the “Madden Indemnified Parties”) from and against any and all Losses incurred or suffered by such Person as a result of or arising from, without duplication:

(i)   a breach by Seller or an inaccuracy of any representation or warranty made by Seller in this Agreement, the Earn-Out Agreement or any schedule or certificate delivered pursuant hereto or thereto (in each case, as of the Closing Date, except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case as of such date); and

(ii)   a failure by Seller to perform or comply with any covenant or agreement on the part of Seller contained herein or in the Earn-Out Agreement.

Any amount paid pursuant to this Section 12.2(a) shall be paid to Madden or, at Madden’s election, to the Company and shall be the amount required to put Madden or the Company, as the case may be, in the position it would have been in had such representation, warranty, covenant or agreement not been breached.

(b)   Notwithstanding Section 12.2(a):

(i)   Seller shall not have any obligation to indemnify the Madden Indemnified Parties from and against any Loss under clause (i) of Section 12.2(a) until the Madden Indemnified Parties have suffered aggregate Losses, by reason of all such breaches, in excess of one hundred twenty-five thousand dollars ($125,000); provided that once the aggregate Losses covered by Section 12.2(a) exceeds such threshold, Seller shall be liable for all such Losses only to the extent such Losses exceed sixty-two thousand five hundred dollars ($62,500); and provided further that such threshold shall not apply to any Loss as a result of, arising from or in connection with a breach by Seller of a representation or warranty contained in Sections 4.1, 4.2, 4.3, 4.6, 4.20 or 4.23; and

(ii)   Seller shall not have any obligation to indemnify the Madden Indemnified Parties from and against any Loss under clause (i) of Section 12.2(a) to the extent the aggregate Losses the Indemnified Parties have suffered by reason of all such breaches exceed three million five hundred thousand dollars ($3,500,000); provided that such aggregate limit shall not apply to any Loss as a result of, arising from or in connection with a breach by Seller of a representation or warranty contained in Sections 4.1, 4.2, 4.3, 4.6, 4.20 or 4.23.

(iii)   For the avoidance of doubt, Seller shall not have any obligation to indemnify the Madden Indemnified Parties from and against any Loss under clause (i) of Section 12.2(a) arising or resulting from the actions of the Company undertaken at Madden’s request or the intellectual property rights of third parties with respect to such actions, to the extent such actions or intellectual property rights are disclosed in Section 4.8 of the Disclosure Schedule.

(c)   Notwithstanding anything to the contrary contained in Section 12.2(b) or anywhere else in this Agreement, Seller shall indemnify and hold harmless the Madden Indemnified Parties, without limitation, from and against any and all Losses incurred or suffered by such Person after the Closing Date as a result of or arising from any fraudulent act or willful or intentional misconduct by the Company prior to the Closing Date or by Seller.

12.3   Indemnification by Madden.

(a)   Madden shall indemnify and hold harmless Seller and each of his agents and representatives, and the successors and assigns of each of the foregoing (the “Seller Indemnified Parties”), from and against any Loss incurred or suffered by such Person as a result of or arising from:

(i)   a breach by Madden or an inaccuracy of any representation or warranty made by Madden in this Agreement, the Earn-Out Agreement or in any schedule or certificate delivered pursuant hereto or thereto (in each case, as of the Closing Date, except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case as of such date); and

(ii)   a failure by Madden to perform or comply with any covenant or agreement on the part of Madden contained herein or in the Earn-Out Agreement.

Any amount paid pursuant to this Section 12.3(a) shall be the amount required to put Seller in the position Seller would have been in had such representation, warranty, covenant or agreement not been breached.

(b)   Notwithstanding anything to the contrary contained in this Agreement, Madden shall indemnify and hold harmless the Seller Indemnified Parties from and against any Loss incurred or suffered by Seller after the Closing Date as a result of or arising from any fraudulent act or willful misconduct by Madden. The Seller Indemnified Parties shall not take any action the purpose or intent of which is to prejudice the defense of any claim subject to indemnification hereunder or to induce a third party to assert a claim subject to indemnification hereunder.

12.4   Additional Seller Indemnification.

(a)   Product Liability.  Seller shall indemnify and hold harmless the Madden Indemnified Parties from and against any and all Losses incurred or suffered by such Person as a result of or arising from any claims made for failure to comply with Proposition 65 (i) in respect of any non-compliance occurring prior to the Closing Date or (ii) related to any and all products of the Company manufactured, produced, sold or distributed prior to the Closing Date.

(b)   Customs Liability.  Seller shall indemnify and hold harmless the Madden Indemnified Parties from and against any and all Losses incurred or suffered by any such Madden Indemnified Party as a result of or arising from (i) any actions or omissions by Seller or the Company prior to the Closing Date in connection with the importation of goods into the United States, (ii) any failure of Seller or the Company to comply in all respects with applicable customs Laws prior to the Closing Date, including without limitation any failure of Seller or the Company to have timely and accurately paid all duties, taxes, fees, payments or other governmental charges due to U.S. Customs, the United States government or any subdivision or agency thereof, (iii) any deficiencies in any entries, reports, schedules, forms, declarations or any other documents or materials filed with U.S. Customs by Seller or,  prior to the Closing Date, by the Company, or (iv) any investigation or inquiry, or any fines or penalties assessed (whether criminal, civil or administrative, and whether monetary or non-monetary), by U.S. Customs or other governmental agency or subdivision relating to any of the foregoing.

12.5   Assumption of Defense.  An indemnified party shall promptly give notice to each indemnifying party after obtaining knowledge of any matter as to which recovery may be sought against such indemnifying party because of the indemnity set forth above, and, if such indemnity shall arise from the claim of a third party, shall permit such indemnifying party to assume the defense of any such claim or any proceeding resulting from such claim; provided, however, that failure to give any such notice promptly shall not affect the indemnification provided under this Article XII, except to the extent such indemnifying party shall have been actually and materially prejudiced as a result of such failure.  Notwithstanding the foregoing, an indemnifying party may not assume the defense of any such third-party claim if it does not demonstrate to the reasonable satisfaction of the indemnified party that it has adequate financial resources to defend such claim and pay any and all Losses that may result therefrom, or if the claim (i) is reasonably likely to result in imprisonment of the indemnified party, (ii) is reasonably likely to result in an equitable remedy which would materially impair the indemnified party’s ability to exercise its rights under this Agreement, or impair Madden’s right or ability to operate the Company, or (iii) names both the indemnifying party and the indemnified party (including impleaded parties) and representation of both parties by the same counsel would create a conflict.  If an indemnifying party assumes the defense of such third party claim, such indemnifying party shall agree prior thereto, in writing, that it is liable under this Article XII to indemnify the indemnified party in accordance with the terms contained herein in respect of such claim, shall conduct such defense diligently, shall have full and complete control over the conduct of such proceeding on behalf of the indemnified party and shall, subject to the provisions of this Section 12.5, have the right to decide all matters of procedure, strategy, substance and settlement relating to such proceeding; provided, however, that any counsel chosen by such indemnifying party to conduct such defense shall be reasonably satisfactory to the indemnified party, such consent not to be unreasonably withheld or delayed, and the indemnifying party will not without the written consent of the indemnified party consent to the entry of any judgment or enter into any settlement with respect to the matter which does not include a provision whereby the plaintiff or the claimant in the matter releases the indemnified party from all liability with respect thereto or which may reasonably be expected to have an adverse effect on the indemnified party.  The indemnified party may participate in such proceeding and retain separate co-counsel at its sole cost and expense.  Failure by an indemnifying party to notify the indemnified party of its election to defend any such claim or proceeding by a third party within thirty (30) days after notice thereof shall be deemed a waiver by such indemnifying party of its right to defend such claim or action.

12.6   Non-Assumption of Defense.  If no indemnifying party is permitted or elects to assume the defense of any such claim by a third party or proceeding resulting therefrom, the indemnified party shall diligently defend against such claim or litigation in such manner as it may deem appropriate and, in such event, the indemnifying party or parties shall promptly reimburse the indemnified party for all reasonable out-of-pocket costs and expenses, legal or otherwise, incurred by the indemnified party and its affiliates in connection with the defense against such claim or proceeding, as such costs and expenses are incurred.  Any counsel chosen by such indemnified party to conduct such defense must be reasonably satisfactory to the indemnifying party or parties, and only one counsel shall be retained to represent all indemnified parties in an action (except that if litigation is pending in more than one jurisdiction with respect to an action, one such counsel may be retained in each jurisdiction in which such litigation is pending).  The indemnified party shall not settle or compromise any such claim without the written consent of the indemnifying party, which consent shall not be unreasonably withheld.

12.7   Indemnified Party’s Cooperation as to Proceedings.  The indemnified party will at its own expense cooperate in all reasonable respects with any indemnifying party in the conduct of any proceeding as to which such indemnifying party assumes the defense.  For the cooperation of the indemnified party pursuant to this Section 12.7, the indemnifying party or parties shall promptly reimburse the indemnified party for all reasonable out-of-pocket costs and expenses, legal or otherwise, incurred by the indemnified party or its affiliates in connection therewith, as such costs and expenses are incurred.

12.8   Calculation of Losses.  In calculating amounts payable to an indemnified party, the amount of any indemnified Losses shall be determined without giving effect to any “materiality” or “Material Adverse Effect” qualifications set forth in any representations or warranties the inaccuracy or breach of which forms any part of the basis for the related indemnification claim (but such qualifications shall be given effect for purposes of determining whether there has been an inaccuracy or breach).

12.9   Payments Treated as Purchase Price Adjustment.  Any payment by Madden, the Company or Seller under this Article XII will be treated for Tax purposes as an adjustment to the consideration hereunder for the Company Shares.

12.10   Limitation on Indemnification.  The amount of any indemnification made or payable under this Agreement shall be reduced by any amounts when and as recovered by (net of any expenses of recovery) any indemnified party with respect to the matter giving rise to such Loss under insurance policies, except to the extent by which premiums (or other retroactive adjustments or reimbursements to the insurer) of such policies have increased primarily as a result of such recovery.

ARTICLE XIII

Miscellaneous

13.1   Expenses.  Except as otherwise explicitly set forth herein, whether or not the transactions contemplated hereby are consummated, each party hereto shall pay all costs and expenses incurred by such party in respect of the transactions contemplated hereby; provided, however, that all expenses incurred by the Company with respect to the transactions contemplated hereby for the benefit of Seller prior to the Closing, including, without limitation, expenses for legal and investment advisory services, shall be paid by Seller.

13.2   Entirety of Agreement.  This Agreement (including the Disclosure Schedule and all other schedules and exhibits hereto), together with the other Transaction Documents and certificates and other instruments delivered hereunder and thereunder, state the entire agreement of the parties, merge all prior negotiations, agreements and understandings, if any, and state in full all representations, warranties, covenants and agreements which have induced this Agreement.  Each party agrees that in dealing with third parties, no contrary representations will be made.  Notwithstanding anything to the contrary in this Section 13.2, unless and until the Closing occurs, the Confidentiality Agreement shall continue in full force and effect.

13.3   Notices.  All notices, demands and communications of any kind which any party hereto may be required or desire to serve upon another party under the terms of this Agreement shall be in writing and shall be given by:  (a) personal service upon such other party; (b) mailing a copy thereof by certified or registered mail, postage prepaid, with return receipt requested; (c) sending a copy thereof by Federal Express or equivalent courier service; or (d) sending a copy thereof by facsimile, in each case to the parties at the respective addresses and facsimile numbers set forth on the signature pages hereto.  In case of service by Federal Express or equivalent courier service or by facsimile or by personal service, such service shall be deemed complete upon delivery or transmission, as applicable.  In the case of service by mail, such service shall be deemed complete on the fifth Business Day after mailing.  The addresses and facsimile numbers to which, and persons to whose attention, notices and demands shall be delivered or sent may be changed from time to time by notice served as hereinabove provided by any party upon any other party.

13.4   Amendment.  This Agreement may be modified or amended only by an instrument in writing, duly executed by all of the parties hereto.

13.5   Waiver.  No waiver by any party of any term, provision, condition, covenant, agreement, representation or warranty contained in this Agreement (or any breach thereof) shall be effective unless it is in writing executed by the party against which such waiver is to be enforced.  No waiver shall be deemed or construed as a further or continuing waiver of any such term, provision, condition, covenant, agreement, representation or warranty (or breach thereof) on any other occasion or as a waiver of any other term, provision, condition, covenant, agreement, representation or warranty (or of the breach of any other term, provision, condition, covenant, agreement, representation or warranty) contained in this Agreement on the same or any other occasion.

13.6   Counterparts; Facsimile.  For the convenience of the parties, any number of counterparts hereof may be executed, each such executed counterpart shall be deemed an original and all such counterparts together shall constitute one and the same instrument.  Facsimile or electronic transmission of any signed original counterpart and/or retransmission of any signed facsimile or electronic transmission shall be deemed the same as the delivery of an original.

13.7   Assignment; Binding Nature; No Beneficiaries.  This Agreement may not be assigned by any party hereto without the written consent of Madden and Seller; provided, however, that Madden may assign its rights hereunder to any affiliate of Madden which assumes the obligations of Madden hereunder, but no such assignment shall relieve Madden of any such obligations.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, personal representatives, legatees, successors and permitted assigns.  Except as otherwise expressly provided in Article XII, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective heirs, personal representatives, legatees, successors and permitted assigns.

13.8   Headings.  The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

13.9   Governing Law; Jurisdiction.  This Agreement and all of the transactions contemplated hereby, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort, or otherwise, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York including, without limitation, Section 5-1401 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327.

13.10   Construction.  In this Agreement (i) words denoting the singular include the plural and vice versa, (ii) “it” or “its” or words denoting any gender include all genders, (iii) the word “including” shall mean “including without limitation,” whether or not expressed, (iv) any reference to a statute shall mean the statute and any regulations thereunder in force as of the date of this Agreement or the Closing Date, as applicable, unless otherwise expressly provided, (v) any reference herein to a Section, Article, Schedule or Exhibit refers to a Section or Article of or a Schedule or Exhibit to this Agreement or the Disclosure Schedule, as applicable, unless otherwise stated, and (vi) when calculating the period of time within or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a Business Day, then the period shall end on the next day which is a Business Day.

13.11   Negotiated Agreement.  Madden and Seller acknowledge that they have been advised and represented by counsel in the negotiation, execution and delivery of this Agreement and the Transaction Documents and accordingly agree that if an ambiguity exists with respect to any provision of this Agreement or the Transaction Documents, such provision shall not be construed against any party because such party or its representatives drafted such provision.

13.12   Public Announcements.  Neither Madden nor Seller shall issue any press release or make any other public announcement concerning this Agreement or the transactions contemplated hereby without the prior written approval of Madden, in the case of an announcement by Seller, and Seller, in the case of an announcement by Madden; provided, however, that Madden or its affiliates may, upon written notice to Seller, describe this Agreement and the transactions contemplated hereby in any press release or filing with the SEC or other Governmental Body it is required to make under applicable Law.

13.13   Remedies Cumulative.  The remedies provided for or permitted by this Agreement shall be cumulative and the exercise by any party of any remedy provided for herein shall not preclude the assertion or exercise by such party of any other right or remedy provided for herein.

13.14   Severability.  If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any arbitrator to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law.  If the final determination of any arbitrator declares that any item or provision hereof is invalid or unenforceable, the parties hereto agree that the arbitrator making the determination of invalidity or unenforceability shall have the power, and is hereby directed, to reduce the scope, duration or area of the term or provision, to delete specific words or phrases and to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

13.15   WAIVER OF JURY TRIAL.  MADDEN AND SELLER HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.16   Right of Set-Off.

(a)   Notwithstanding any provision of this Agreement or the Earn-Out Agreement to the contrary, the parties hereby acknowledge and agree that, in addition to any other right hereunder or under the Earn-Out Agreement or otherwise, Madden shall have the right, but not the obligation, from time to time to set off against any amounts otherwise required to be paid by Madden to Seller pursuant to this Agreement or the Earn-Out Agreement any amounts owed at such time by Seller to the Company, Madden or any other Madden Indemnified Party under this Agreement or the Earn-Out Agreement.

(b)   If Madden elects to exercise its set-off rights hereunder against any amounts otherwise required to be paid by Madden to Seller pursuant to this Agreement or the Earn-Out Agreement, it shall give Seller written notice of such election (the “Set-Off Notice”), which Set-Off Notice shall include the amount to be set-off and a reasonable description of the circumstances giving rise to Madden’s entitlement to such set-off.  Seller shall have thirty (30) days after receipt of such Set-Off Notice to review such Set-Off Notice (the “Set-Off Review Period”), and in the event that Seller has any objections or challenges to the exercise of the set-off right of Madden, Seller shall submit a single written notice of set-off dispute (“Notice of Set-Off Dispute”) to Madden during such Set-Off Review Period, specifying in reasonable detail the nature of any asserted objections or challenges.  In the event of any such dispute, Seller and Madden shall negotiate in good faith to resolve such dispute for thirty (30) days after receipt by Madden of the Notice of Set-Off Dispute.  If Seller and Madden are unable to resolve such dispute within such 30-day period, the amount payable by Madden to Seller shall automatically be reduced by the amount set forth in the Set-Off Notice.  In the event that there is a final determination that Seller did not owe the Company, Madden or any Madden Indemnified Party the amount that has been set-off, Madden shall promptly refund to Seller all such amounts that are so determined to have been incorrectly set-off, plus interest, calculated from the date of set-off until the date such amount is paid to Seller, at a rate per annum equal to the Prime Rate, calculated and payable monthly, compounded monthly.  For purposes of this Section 13.16, a determination shall be final if any and all appeals therefrom shall have been resolved or if thirty

(30) days shall have passed from the rendering of such determination (or of any determination of appeal therefrom) and no party shall have commenced any appeal therefrom.

(c)   In the case of any such set-off by Madden pursuant to this Section 13.16, Seller’s obligation to make such payment (or any portion thereof) shall be deemed satisfied and discharged to the extent of such set-off.  The exercise of such right of set-off by Madden in good faith, whether or not finally determined to be justified, will not constitute a breach under this Agreement or the Earn-Out Agreement.

13.17   Arbitration.  Except as otherwise set forth in Section 2.3(a)(ii) or Section 8.1(b)(iii), if any dispute or difference of any kind whatsoever shall arise between the parties to this Agreement (each a “Disputing Party”) in connection with or arising out of this Agreement, or the breach, termination or validity thereof (a “Dispute”), then, on the demand of any Disputing Party, the Dispute shall be finally and exclusively resolved by arbitration in accordance with the Commercial Arbitration Rules of the AAA (the “Rules”) then in effect, except as modified herein.  The arbitration shall be held, and the award shall be issued in, the State of New York.  There shall be one neutral arbitrator appointed by agreement of the Disputing Parties within thirty (30) days after receipt by respondent of the demand for arbitration.  If such arbitrator is not appointed within the time limit provided herein, on the request of any Disputing Party, an arbitrator shall be appointed by the AAA by using a list striking and ranking procedure in accordance with the Rules.  Any arbitrator appointed by the AAA shall be a retired federal judge or a practicing attorney with no less than fifteen years of experience and an experienced arbitrator with no less than five completed prior arbitrations relating to the purchase and sale of a wholesale business.  By agreeing to arbitration, the Disputing Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award.  Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitrator shall have full authority to grant provisional remedies and to direct the Disputing Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Disputing Party to respect the arbitrator’s orders to that effect.  Any arbitration proceedings, decisions or awards rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq.  In arriving at a decision, the arbitrator shall be bound by the terms and conditions of this Agreement and shall apply the governing law of this Agreement as designated in Section 13.9.  The arbitrator is not empowered to award damages in excess of compensatory damages, and each Disputing Party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute.  The award shall provide that the fees and expenses of the arbitration (including the fees of the AAA, the fees and expenses of the arbitrator and attorneys’ fees) shall be allocated based on the proportion that the aggregate amount of disputed items submitted to arbitration that are unsuccessfully disputed by each Disputed Party (as finally determined by the arbitrator) bears to the total amount of all disputed items submitted to arbitration.  The award, which shall be in writing and shall, on the written request of any Disputing Party, state the findings of fact and conclusions of law upon which it is based, shall be final and binding on the Disputing Parties and shall be the sole and the exclusive remedy between the Disputing Parties regarding any claims, counterclaims, issues or accountings presented to the arbitral tribunal.  Judgment upon any award may be entered in any court of competent jurisdiction located in the State of New York, and the parties hereby consent to the exclusive jurisdiction of the courts located in the State of New York.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first set forth above.

STEVEN MADDEN, LTD.
Address: 52-16 Barnett Ave. Long Island City, New York 11104 Attention: Awadhesh Sinha Facsimile No.: (718) 446-5599	By: /s/ Edward Rosenfeld Name: Edward Rosenfeld Title: Chief Executive Officer

with copies to:
Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, New York 10036 Attention: James A. Grayer, Esq. Facsimile No.: (212) 715-8000

SELLER
Address: 208 Woodrow Avenue Santa Cruz, California 95060	/s/ Jeremy Bassan Jeremy Bassan

with copies to: Sonnenschein Nath & Rosenthal LLP 525 Market Street, 26th Floor San Francisco, California 94105 Attention: Stafford Matthews, Esq. Facsimile No.: (415) 882-0300